UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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II-VI INCORPORATED

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375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

TO BE HELD ON NOVEMBER 12, 2019

October 3, 2019

Dear Shareholder:

This year, II-VI’s annual shareholder event will again consist solely of the formal business portion of the Annual Meeting of Shareholders. This year’s Annual Meeting will be webcast from, and physically held in, a conference room at Fiddler’s Elbow Country Club, 811 Rattlesnake Bridge Road, Bedminster, NJ 07921 on November 12, 2019, at 3:00 p.m. local time.

It is important for you to mark the appropriate box on the accompanying proxy card if you plan to attend the Annual Meeting in person. We would like to know by November 1, 2019, if you plan to attend in person. We encourage you to take advantage of the convenience of attending via webcast.

We expect the formal business of the Annual Meeting to consist of the election of directors, a non-binding advisory vote on executive compensation, ratification of the Audit Committee’s selection of our independent registered public accounting firm, and any other business that validly arises at the Annual Meeting.

To ensure that your shares are represented and voted, please vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person or via webcast.

On behalf of the Board of Directors and management, we would like to express our appreciation for your investment and interest in II-VI Incorporated.

Sincerely,

VINCENT D. MATTERA, JR., PHD

Chief Executive Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

DATE:	Tuesday, November 12, 2019
TIME:	3:00 p.m. local time
PLACE:	Via webcast at www.virtualshareholdermeeting.com/IIVI2019 In person at Fiddler’s Elbow Country Club, 811 Rattlesnake Bridge Road, Bedminster, NJ 07921

VOTING

Shareholders are asked to vote on the following items at the Annual Meeting:

1.	Election of three Class Two directors, each for a three-year term to expire in 2022.
2.	A non-binding advisory vote to approve compensation paid to our named executive officers in fiscal year 2019, as disclosed in this proxy statement.
3.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.
4.	Any other matters that properly come before the Annual Meeting.

RECORD DATE

Shareholders of record at the close of business on September 10, 2019, are entitled to notice of, and to vote at, the Annual Meeting, and any adjournment or postponement of the meeting.

AVAILABILITY OF MATERIALS

Shareholders of record will automatically receive a printed set of proxy materials, including a proxy card. For shareholders who hold shares through a broker, bank or other nominee (commonly referred to as held in “street name”), we furnish proxy materials via the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail from your broker, bank or other nominee, you will not receive a printed copy of the proxy materials unless you request one. The Notice instructs you how to access and review all of the important information contained in the proxy materials over the Internet. The Notice also provides instructions for submitting your proxy over the Internet. If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting materials included in the Notice.

This Proxy Statement and Proxy Card will first be made available to shareholders on or about October 3, 2019.

By Order of the Board

JO ANNE SCHWENDINGER, Secretary

October 3, 2019

YOUR VOTE IS IMPORTANT. WE URGE YOU TO CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OR PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU DID NOT RECEIVE A PAPER PROXY CARD, YOU MAY REQUEST ONE BY CONTACTING THE COMPANY’S SECRETARY AT II-VI INCORPORATED, 375 SAXONBURG BOULEVARD, SAXONBURG, PA 16056.

PAGE	ITEM

Preceding	Notice of Annual Meeting of Shareholders

1	Introduction

5	Matters of Business, Votes Needed and Recommendations of the Board of Directors

6	PROPOSAL 1 – ELECTION OF DIRECTORS

7	Class Two Directors Standing for Election

8	Continuing Directors

11	Meetings and Standing Committees of the Board of Directors

12	Director Independence and Corporate Governance Policies

15	Director Compensation in Fiscal Year 2019

16	Director Compensation Structure for Fiscal Year 2019

17	Security Ownership of Certain Beneficial Owners and Management

19	Named Executive Officers

20	Executive Compensation

20	Fiscal Year 2019 Compensation Discussion and Analysis

20	Compensation Philosophy and Objectives

22	Elements of Total Direct Compensation

23	Fiscal Year 2019 Total Direct Compensation Decisions and Results

29	Process for Setting Compensation for Fiscal Year 2019

31	Compensation and Risk

32	Additional Information

34	Compensation Committee Report

35	Summary Compensation Table

37	Grants of Plan-Based Awards Fiscal Year 2019

38	Outstanding Equity Awards at Fiscal Year End

39	Options Exercised and Stock Vested in Fiscal Year 2019

40	Nonqualified Deferred Compensation Fiscal Year 2019

41	Equity Compensation Plan Information

41	Potential Payments upon Change in Control and Employment Termination

46	CEO Pay Ratio

47	PROPOSAL 2 – Non-Binding Advisory Vote to Approve the Company’s 2019 Named Executive Officer Compensation, as Disclosed in This Proxy Statement

48	Report of the Audit Committee

49	PROPOSAL 3 – Ratification of the Audit Committee’s Selection of Independent Registered Public Accounting Firm

49	Other Information

49	Shareholder Proposals

50	Householding

50	Related Party Transactions

50	Other Matters

51	Annual Report on Form 10-K to the Securities and Exchange Commission

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Proxy Statement for the

Annual Meeting of Shareholders

TO BE HELD ON NOVEMBER 12, 2019

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of II-VI Incorporated, a Pennsylvania corporation (the “Company” or “II-VI”), for use at the Annual Meeting of Shareholders (“the Annual Meeting”) to be held on November 12, 2019, at 3:00 p.m. local time, or any rescheduled date. These proxy materials were first made available on or about October 3, 2019, to shareholders of record on September 10, 2019 (the “Record Date”).

A webcast of the Annual Meeting will be available to shareholders only at www.virtualshareholdermeeting.com/IIVI2019. You will need your control number, included on your proxy card or Notice, to access the webcast. The physical location of the Annual Meeting will be 811 Rattlesnake Bridge Road, Bedminster, NJ 07921. Please see the Company’s website at www.ii-vi.com/investor-relations for further information about the Annual Meeting.

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

Shareholders will act on the matters outlined on the cover page of this proxy statement. We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxy holder will vote your shares in his or her discretion.

WHO MAY VOTE AT THE ANNUAL MEETING?

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the close of business on the Record Date. As of the Record Date, 64,360,020 shares of Company common stock, no par value (“Common Stock”), were issued and outstanding.

WHAT ARE THE VOTING RIGHTS OF HOLDERS OF II-VI COMMON STOCK?

Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders, including the election of directors. Shareholders do not have cumulative voting rights.

WHO CAN ATTEND THE ANNUAL MEETING?

All shareholders may attend the Annual Meeting online via the Internet, or in person. To attend online, log on to www.virtualshareholdermeeting/IIVI2019. While all shareholders will be permitted to listen online to the Annual Meeting, only shareholders of record and beneficial owners as of the close of business on the

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Record Date may vote and ask questions. To vote or submit a question if you are participating online, you will need the control number included on your proxy card or Notice, and to follow the instructions posted at www.virtualshareholdermeeting.com/IIVI2019. Broadridge Financial Solutions, Inc., is hosting the webcast and, as of 3:00 p.m. on the Annual Meeting date, will be available via telephone at 1-855-449-0991 toll free, or at 1-720-378-5962 for international calls, to answer your questions regarding how to attend and participate in the Annual Meeting via the Internet.

If you are a shareholder of record and plan to attend the Annual Meeting in person, please mark the appropriate box on the proxy card, or enter that information when voting by telephone or Internet prior to the Annual Meeting. We would like to know by November 1, 2019, if you plan to attend in person. If your shares are held through an intermediary, such as a broker or a bank, you will need to present proof of your ownership as of the Record Date for admission to the Annual Meeting location. Proof of ownership could include a proxy card from your bank or broker, or a copy of your account statement. All in-person attendees will need to present valid photo identification for admission. Recording devices and other electronic devices will not be permitted during the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

Our bylaws provide that shareholders holding a majority of the shares of common stock issued, outstanding and entitled to vote on the Record Date constitute a quorum at the Annual Meeting. The presence in person or by proxy of holders representing at least 32,180,011 shares of Common Stock will be required to establish a quorum. Proxies received but marked as abstentions or broker non-votes (explained below) will be included as shares present when determining whether there is a quorum. If there is no quorum, the holders of a majority of shares present at the meeting may adjourn the Annual Meeting to another date.

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How Do I Vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. If entitled to vote, you may vote:

✓

Through your broker: If your shares are held through a broker, bank or other nominee (commonly referred to as held in “street name”), you will receive instructions from them that you must follow to have your shares voted. If you do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any matter that your broker, bank or other nominee does not have discretionary authority to vote on.

✓

Returning a Proxy Card: If you receive a proxy card, sign and date it, then return it promptly in the envelope provided. If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct. If you return a signed proxy card that does not direct how to vote on any proposal, the designated proxies will vote in their discretion on that proposal.

✓

Using the Telephone: Dial toll-free at 1-800-690-6903, or 1-720-378-5962 for international calls, and follow the recorded instructions. You will be asked to provide the control number from your proxy card or Notice.

✓	Through the Internet: Go to www.proxyvote.com and follow the instructions provided. You will be asked for the control number located on the proxy card or Notice.

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Virtually During the Annual Meeting: Please follow the instructions for attending and voting virtually posted at www.virtualshareholdermeeting.com/IIVI2019. All votes must be received before the polls close during the Annual Meeting.

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In Person: If you attend the Annual Meeting in person and so request, we will give you a ballot. If you have previously submitted a proxy card and intend to vote in person, you must notify us upon arrival at the Annual Meeting that you intend to cancel your prior proxy and vote by ballot at the Annual Meeting. Please report to the voting table for assistance.

HOW DO I REQUEST PAPER COPIES OF THE PROXY MATERIALS?

Please refer to the Notice for the ways you may request a paper copy of the proxy statement and proxy card.

CAN I CHANGE OR REVOKE MY VOTE AFTER I VOTE ONLINE OR RETURN MY PROXY CARD?

Yes. Even after you have submitted your proxy, you may change or revoke your vote at any time before the proxy is exercised. You may (i) deliver a notice of revocation or deliver a later-dated proxy to the Company’s Secretary at II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056; (ii) submit another vote over the Internet or by telephone; or (iii) vote in person at the Annual Meeting or via the Internet during the Annual Meeting. Neither your attendance in person nor your participation in the webcast will automatically revoke a previously submitted proxy. A shareholder’s last vote is the vote that will be counted.

WHAT ARE THE RECOMMENDATIONS OF THE BOARD?

Unless you give other instructions when you vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. These recommendations are set forth in the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

-	FOR election of the nominated slate of Class Two Directors for terms expiring in 2022 (see Proposal 1);

-	FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 2); and

-	FOR ratification of the Audit Committee’s selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending June 30, 2020 (see Proposal 3).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

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WHAT IS THE EFFECT OF ABSTENTIONS AND BROKER NON-VOTES?

For each of the matters to be voted on at the Annual Meeting, abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will not be counted in determining the number of votes necessary for approval. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because it did not receive instructions from the beneficial owner. A nominee may have discretionary authority to vote on Proposal 3 but will not be permitted to vote a beneficial owner’s shares on Proposals 1 or 2 absent having instructions from the beneficial owner. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, since they are not considered to be “votes cast”. Abstentions have the effect of a vote “AGAINST” with respect to Proposals 2 and 3, while broker non-votes have no effect.

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MATTERS OF BUSINESS, VOTES NEEDED AND

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

	For More Information	Board Recommended
Proposal 1 – Election of Directors	Page 6	✓ For Each Nominee

Each outstanding share of our Common Stock is entitled to one vote for as many separate nominees as there are directors to be elected. There are three directors nominated for election to Class Two of our Board at the Annual Meeting: Francis J. Kramer, Shaker Sadasivam, and Enrico Digirolamo. A nominee will be elected to the Board if the number of votes cast for the nominee exceeds the number of votes cast against the nominee’s election, subject to the Company’s policy described under “Proposal 1 – Election of Directors – Director Conditional Resignation Policy.” Abstentions and broker non-votes have no effect on this matter. The Board recommends that you vote FOR the election of each of the Board’s nominees for director.

Proposal 2 – Non-binding advisory vote to approve compensation paid to named executive officers in fiscal year 2019, as disclosed in this proxy statement	Page 47	✓ For

The affirmative vote of at least a majority of the votes that all shareholders present at the Annual Meeting, in person or by proxy, are entitled to cast is required to approve on a non-binding advisory basis the compensation of our named executive officers for fiscal year 2019, as disclosed in this proxy statement. Abstentions have the effect of an “AGAINST” vote, and broker non-votes have no effect. Because this is an advisory vote, it will not be binding on the Company or the Board. However, the Compensation Committee will consider the voting results, among other factors, when making future decisions on executive compensation. The Board recommends that you vote FOR the resolution approving the Company’s fiscal year 2019 named executive officer compensation.

Proposal 3 – Ratification of the Audit Committee’s selection of EY as the Company’s independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending June 30, 2020	Page 49	✓ For

The affirmative vote of at least a majority of the votes that all shareholders present at the Annual Meeting, in person or by proxy, are entitled to cast is required to ratify the appointment of EY as the Company’s Independent Accountants for the fiscal year ending June 30, 2020. Abstentions have the effect of an “AGAINST” vote, and broker non-votes have no effect. The Audit Committee is responsible for appointing the Company’s Independent Accountants. The Audit Committee is not bound by the outcome of this vote, but, if the appointment of EY is not ratified by shareholders, the Audit Committee will reconsider the appointment. The Board recommends that you vote FOR the ratification of the Audit Committee’s selection of EY as the Company’s Independent Accountants for the fiscal year ending June 30, 2020.

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PROPOSAL 1—ELECTION OF DIRECTORS

The Board is divided into three classes, each consisting of as nearly an equal number of directors as practicable. At present, the Board consists of eleven members, with four directors in Classes One and Three, and three directors in Class Two.

The current term of our Class Two Directors expires at the Annual Meeting. Accordingly, three directors have been nominated for election to Class Two positions, for a term of three years or until such time as their respective successors are elected and qualified, or until death, resignation or removal. Any Board vacancy may be filled by the remaining directors then in office, and any director so elected will serve for the predecessor’s remaining term, or until his or her death, resignation or removal.

The persons named as proxies for this Annual Meeting were selected by the Board and have advised the Board that, unless authority is withheld, they intend to vote the shares represented by validly submitted proxies as follows:

-	FOR the election of Francis J. Kramer, who has served as a director since 1989;
-	FOR the election of Shaker Sadasivam, who has served as a director since 2016; and
-	FOR the election of Enrico Digirolamo, who has served as a director since 2018.

Each of the nominees has consented to serve if elected. However, if any of them is unable or unwilling to serve as a director, the Board may designate a substitute nominee, in which case the persons named as proxies will vote for any substitute nominee proposed by the Board.

DIRECTOR CONDITIONAL RESIGNATION POLICY

Each incumbent director nominee has submitted an irrevocable conditional resignation, which is effective if the nominee receives a greater number of votes “AGAINST” than votes “FOR” that person’s election. If this occurs, the Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the resignation, or if other action should be taken. The Board will act on the resignation, taking into account the Committee’s recommendation, and publicly disclose its decision and the underlying rationale, within 90 days after the date the election results are certified. The incumbent director will remain as a member of the Board during this process.

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INFORMATION REGARDING THE COMPANY’S BOARD

The professional and personal experience, qualifications, attributes and skills of each director nominee and the Company’s other current directors are described below, and reflect the qualities that the Company seeks in its Board members. In addition to the specific examples, the Board and the Company believe that the broad-based business knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment, and commitment to corporate citizenship demonstrated by the nominees make them exceptional candidates for these positions.

Name	Class	Expiration of Term	Age	Director Since	Position(s) With II-VI	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Subsidiary Committee
NON-EMPLOYEE DIRECTORS:
Shaker Sadasivam	Two	2019	59	2016	Director	Member	Chair
Francis J. Kramer	Two	2019	70	1989	Chairman of the Board				Member
Enrico Digirolamo	Two	2019	64	2018	Director	Member		Member
Joseph J. Corasanti	Three	2020	55	2002	Director	Chair	Member		Member
Patricia Hatter(1)	Three	2020	57	2019	Director			Member
Jerry S. Rawls(2)	Three	2020	75	2019	Director				Member
Robert N. Stephens(2)	Three	2020	74	2019	Director	Member	Member
Marc Y.E. Pelaez	One	2021	73	2002	Lead Independent Director		Member	Chair	Member
Howard H. Xia	One	2021	58	2011	Director	Member		Member	Chair
Michael L. Dreyer(2)	One	2021	55	2019	Director			Member
EMPLOYEE DIRECTOR:
Vincent D. Mattera, Jr.	One	2021	63	2012	Chief Executive Officer, Director
(1)	Ms. Hatter was appointed to the Board of Directors effective August 22, 2019. Ms. Hatter replaced William A. Schromm, who had served on the Board of Directors since 2015.
(2)	Messrs. Dreyer, Rawls and Stephens were appointed to the Board of Directors effective September 24, 2019, upon the Company’s acquisition of Finisar Corporation.

CLASS TWO DIRECTORS STANDING FOR ELECTION

Francis J. Kramer. Mr. Kramer joined the Company in 1983, served as its President from 1985 to 2007, its President and Chief Executive Officer from 2007 to November 2014, and its Chairman and CEO from November 2014 to September 2016. He now serves as the Company’s Chairman of the Board. Mr. Kramer holds a B.S. degree in Industrial Engineering from the University of Pittsburgh, and an M.S. degree in Industrial Administration from Purdue University. Mr. Kramer served as a director of Barnes Group Inc., an aerospace and industrial manufacturing company, from 2012 to September 2016. Mr. Kramer provides our Board and the Company with guidance on growth strategy, in particular on the profitable execution of the strategy to achieve sustainable competitive advantage. He contributes considerable business development experience. He also has significant operations experience that is relevant to the Company’s strategy.

Shaker Sadasivam. Dr. Sadasivam is the Co-Founder, President and CEO of Auragent Bioscience, LLC. He also serves on the boards of four private companies, FTC Solar, Inc., Sfara, Dclimate inc., and Sea Pharma, LLC, and is a member of the Board of Trustees of Chesterfield Montessori School in Chesterfield, MO. In 2016, Dr. Sadasivam retired as President and Chief Executive Officer of SunEdison Semiconductor, Limited, a leading manufacturer of advanced semiconductors for electronics, a position he held from 2013. From 2009 to 2013, he served as Executive Vice President and President, Semiconductor Materials Business Unit of SunEdison, Inc. (a predecessor to SunEdison Semiconductor Limited, formerly known as MEMC Electronic Materials, Inc.). From 2002 to 2009, Dr. Sadasivam served as Senior Vice President,

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Research and Development of SunEdison, Inc. Dr. Sadasivam holds B.S. and M.S. degrees in Chemical Engineering from the University of Madras and Indian Institute of Technology, an M.B.A. from Olin School of Business, and a Ph.D. in Chemical Engineering from Clarkson University. Dr. Sadasivam brings to the Board his extensive experience related to the semiconductor industry, and insight into areas including operations, product development and engineering management.

Enrico Digirolamo. Mr. Digirolamo was appointed to the Board in May 2018. He is currently a senior advisor to technology companies and manufacturing firms. From 2013 to 2017, Mr. Digirolamo served as Chief Financial Officer and Senior Vice President of Covisint Corporation, a leading cloud computing company for the Internet of Things and Identity platforms. Mr. Digirolamo was with Allstate Insurance from 2010 to 2013, where he served as Senior Vice President, Sales and Marketing and Finance. From 2008 to 2010, Mr. Digirolamo served as Vice President and CFO for General Motors in Europe. During a 31-year career with General Motors, Mr. Digirolamo held a variety of senior executive positions throughout the corporation, including 12 years outside the United States. Mr. Digirolamo served on the Board of Directors of Metromedia International Group from 2010 to 2017; Premier Trailer Leasing, Inc., from 2012-2013; and Identifix from 2013-2014. Mr. Digirolamo holds a B.S. degree from Central Michigan University, and an M.B.A. from Eastern Michigan University, and completed the Senior Executive Program at the International Institute for Management Development in Lausanne, Switzerland. He is a member of the Dean’s Leadership Roundtable at Central Michigan University, and a member of the Detroit Opera House Board of Directors and Board of Trustees. Mr. Digirolamo has extensive experience leading complex global businesses, and a broad CFO, general management, and board background.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A CLASS TWO DIRECTOR.

CONTINUING DIRECTORS

EXISTING CLASS THREE DIRECTORS WHOSE TERMS EXPIRE IN 2020

Joseph J. Corasanti. Mr. Corasanti presently serves as Vice Chair of the Board of Directors of SRC, Inc., a non-profit research and development company. Previously, Mr. Corasanti held a number of management roles at CONMED Corporation, a medical technology company, serving as President and Chief Executive Officer from 2006 to July 2014; President and Chief Operating Officer from 1999 to 2006; Executive Vice President/General Manager from 1998 to 1999; and General Counsel and Vice President-Legal Affairs from 1993 to 1998. He also served as a director of CONMED from 1994 to 2014. From 1990 to 1993, he was an Associate Attorney with the Los Angeles office of the law firm of Morgan, Wenzel & McNicholas. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College, and a J.D. degree from Whittier College School of Law. Mr. Corasanti’s past executive positions and his prior public company board experience have provided him with leadership skills and experience in a variety of matters that he contributes to our Board. His experience and skill set, including his legal background and acquisition experience, are valuable to our Board.

Patricia Hatter. Ms. Hatter has served as the Senior Vice President – Global Customer Services at Palo Alto Networks, Inc., a multinational cybersecurity company, since August 2019. From July 2017 to August 2019, Ms. Hatter worked as a strategic advisor to various private companies. Ms. Hatter previously served as the General Manager and Senior Vice President – Services and Interim Chief Information Officer of McAfee, LLC, a global computer security software company, from January 2017 to July 2017, and was the Chief Information Officer and Senior Vice President – Operations, at McAfee, LLC from 2010 to June 2015. Ms. Hatter additionally served as the Chief Information Officer – Intel Security and General Manager – Security & Software at Intel Corporation, a leader in the semiconductor industry, from June 2015 to January 2016. Ms. Hatter also held various leadership roles at Cisco Systems, Inc., and AT&T Corporation. Ms. Hatter previously served on the board of directors of Barrick Gold Corporation, an international mining company, from April 2018 until January 2019, and the board of directors of Qualys, Inc., a leading provider of cloud-based security and compliance solutions, from October 2018 until August 2019. Ms. Hatter holds B.S. and M.S. degrees in Mechanical Engineering from Carnegie Mellon University. Among the attributes that

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qualify Ms. Hatter to serve as a member of our Board are her experience in executive roles at various cybersecurity and technology companies and her prior experience on the boards of directors of public companies.

Jerry S. Rawls. Mr. Rawls served as a member of the board of directors of Finisar Corporation (“Finisar”) from 1989 through September 24, 2019 (the effective date of the Company’s acquisition of Finisar). Mr. Rawls served as Finisar’s Chief Executive Officer from September 2015 until January 2018 and from 1999 until 2008; as Finisar’s Chairman of the Board from 2006 until January 2018; and as Finisar’s Executive Chairman from 2008 through September 2015. Mr. Rawls also served as Finisar’s President from 2003 until 2008, and previously held that title from 1989 to 2002. Mr. Rawls previously was employed by Raychem Corporation, a materials science and engineering company, where he held various management positions including Division General Manager of the Aerospace Products Division and Interconnection Systems Division. Mr. Rawls holds a B.S. in Mechanical Engineering from Texas Tech University and an M.S. in Industrial Administration from Purdue University. Mr. Rawls’ tenure with Finisar since 1989, including over 20 years as its President, Executive Chairman, Chairman of the Board, and Chief Executive Officer, provides him personal knowledge of Finisar’s history since shortly after its founding. This experience, together with his management and industry experience, enables him to provide the Board with a unique perspective on Finisar’s business and operations and strategic issues.

Robert N. Stephens. Mr. Stephens served as a member of Finisar’s board of directors from 2005 through September 24, 2019 (the effective date of the Company’s acquisition of Finisar), and as Finisar’s Chairman of the Board from January 2018 through September 24, 2019. Mr. Stephens served as Finisar’s Lead Director from 2010 until January 2018. Mr. Stephens served as the Chief Executive Officer from 1999, and as President from 1998, of Adaptec, Inc., a storage solutions provider, until his retirement in 2005. Mr. Stephens joined Adaptec in 1995 as Chief Operating Officer. Before joining Adaptec, Mr. Stephens was the founder and Chief Executive Officer of Power I/O, a company that developed serial interface solutions and silicon expertise for high-speed data networking, that was acquired by Adaptec in 1995. Prior to founding Power I/O, Mr. Stephens was President and Chief Executive Officer of Emulex Corporation, a designer, developer and supplier of Fibre Channel host bus adapters. Before joining Emulex, Mr. Stephens was Senior Vice President, General Manager and founder of the Microcomputer Products Group at Western Digital Corporation. He began his career at IBM, where he served over 15 years in a variety of human resource management positions. Mr. Stephens holds a B.A. in Philosophy and Psychology, and an M.S. in Industrial Psychology, from San Jose State University. Mr. Stephens brings to the Board executive and industry experience in a number of strategic and operational areas through his service as Chief Executive Officer of Adaptec, Power I/O and Emulex and in executive roles at Western Digital, as well as through his experience as a member of Finisar’s board of directors.

EXISTING CLASS ONE DIRECTORS WHOSE TERMS EXPIRE IN 2021

Vincent D. Mattera, Jr. Dr. Mattera initially served as a member of the II-VI Board from 2000 until 2002. Dr. Mattera joined the Company as Vice President in 2004, and served as Executive Vice President from January 2010 to November 2013, when he became Chief Operating Officer. He was re-appointed to the Board in 2012. In November 2014, Dr. Mattera became the President and Chief Operating Officer. In September 2016, Dr. Mattera became the Company’s third President and Chief Executive Officer in 45 years and served as the Company’s President through June 2019, when the roles of President and Chief Executive Officer were separated. During his career at II-VI he has assumed successively broader management roles, including as a lead architect of the Company’s diversification strategy. He has provided vision, energy and dispatch to the Company’s growth initiatives, including overseeing the acquisition-related integration activities in the United States, Europe, and Asia – especially in China – thereby establishing additional platforms. These have contributed to a new positioning of the Company into large and transformative global growth markets while increasing considerably the global reach of the Company, deepening the technology and IP portfolio, broadening the product roadmap and customer base, and increasing the potential of II-VI.

Prior to joining II-VI as an executive, Dr. Mattera had a continuous 20-year career in the Optoelectronic Device Division of AT&T Bell Laboratories, Lucent Technologies and Agere Systems, during which he led

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the development and manufacturing of semiconductor laser based materials and devices for optical and data communications networks. Dr. Mattera has 34 years of leadership experience in the compound semiconductor materials and device technology, operations and markets that are core to II-VI’s business and strategy. Dr. Mattera holds a B.S. degree in chemistry from the University of Rhode Island (1979), and a Ph.D. in chemistry from Brown University (1984). He completed the Stanford University Executive Program (1996). His 15-year tenure at II-VI underpins a valuable historical knowledge about the Company’s operational and strategic issues. We believe that Dr. Mattera’s expertise and experience qualify him to provide the Board with continuity and a unique perspective about the Company.

Marc Y.E. Pelaez. Mr. Pelaez is a Rear Admiral, United States Navy (retired). Rear Admiral Pelaez is currently a private consultant to defense and commercial companies. He was Vice President of Engineering, and later Vice President of Business and Technology Development, for Newport News Shipbuilding, from 1996 until 2001, when it was acquired by Northrop Grumman Corporation. From 1993 to 1996, Rear Admiral Pelaez served as Chief of Naval Research. He served as the Executive Assistant to the Assistant Secretary of the Navy (Research, Development, and Acquisition) from 1990 to 1993. From 1968 to 1990, he held numerous positions, including command assignments, in the United States Navy. He is a graduate of the United States Naval Academy. Rear Admiral Pelaez has a broad background and understanding of technology and technology development, a seasoned knowledge of military procurement practices, and management leadership and consulting skills developed throughout his military and civilian careers.

Howard H. Xia. Dr. Xia currently serves as a consultant to the telecommunications industry. Dr. Xia served as General Manager of Vodafone China Limited, a wholly-owned subsidiary of Vodafone Group Plc, a telecommunications company, from 2001 to 2014. From 1994 to 2001, he served as a Director-Technology Strategy for Vodafone AirTouch Plc and AirTouch Communications, Inc. He served as a Senior Staff Engineer at Telesis Technology Laboratory from 1992 to 1994, and was a Senior Engineer at PacTel Cellular from 1990 to 1992. Dr. Xia holds a B.S. degree in Physics from South China Normal University, and an M.S. in Physics and Electrical Engineering, and a Ph.D. in Electrophysics, from Polytechnic School of Engineering of New York University. Dr. Xia’s extensive knowledge of and experience in the telecommunications industry, his knowledge of international business, including with China, and strong leadership skills make him a valuable member of our Board. In particular, his experience and knowledge of telecommunications in Asia contribute to the Board’s breadth of knowledge in this area.

Michael L. Dreyer. Mr. Dreyer served as a member of Finisar’s board of directors from December 2015 through September 24, 2019 (the effective date of the Company’s acquisition of Finisar) and also is currently a director of F5 Networks, Inc., a developer and provider of software defined application services. Mr. Dreyer served as the Chief Operations Officer of Silicon Valley Bank from September 2015 to April 2019. Before joining Silicon Valley Bank, Mr. Dreyer was President and Chief Operating Officer of Monitise Americas, LLC, a subsidiary of Monitise plc, a company providing mobile banking and payment services, from 2014 to September 2015. Mr. Dreyer also was the global head of technology and Chief Information Officer at VISA Inc. from 2005 to 2014. Previously, Mr. Dreyer was Chief Information Officer of Inovant, LLC, a company providing electronic payment processing services. He has also held executive positions at VISA USA as Senior Vice President of Processing and Emerging Products, and Senior Vice President of Commercial Solutions. Additionally, Mr. Dreyer held senior positions at American Express Co, Prime Financial, Inc., Federal Deposit Insurance Corporation (FDIC), Downey Savings, Bank of America, and the Fairmont Hotel Management Company. Mr. Dreyer received an M.B.A. and a B.A. in psychology from Washington State University. Mr. Dreyer brings to the Board extensive executive and leadership experience, as well as expertise in various aspects of the financial and banking industries.

The Company and Finisar entered into an Agreement and Plan of Merger, dated as of November 8, 2018 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Mutation Merger Sub Inc., then a wholly owned subsidiary of the Company, merged with and into Finisar on September 24, 2019, and Finisar continued as the surviving corporation in the merger and a wholly owned subsidiary of the Company (the “Merger”). The Merger Agreement provided that, at the effective time of the Merger, the Board would appoint three individuals who had been serving on Finisar’s board. In accordance with that provision of the Merger Agreement, Messrs. Dreyer, Stephens and Rawls were appointed to the Board on September 24, 2019.

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MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board held four regularly scheduled meetings, and 15 special meetings during fiscal year 2019. Each scheduled quarterly meeting took place over a two-day period. In fiscal year 2019, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings for the committees of which he or she was a member. The Board and committees of the Board have the authority to hire independent advisors to help fulfill their respective duties.

The Board has four standing committees: Audit; Compensation; Corporate Governance and Nominating; and Subsidiary. All Committees have written charters that may be found on the Company’s website at www.ii-vi.com/investor-relations.

Committee and Members	Primary Committee Functions	Number of Meetings in Fiscal Year 2019

Audit

Joseph J. Corasanti (Chair)* Enrico Digirolamo* Shaker Sadasivam* Robert N. Stephens* Howard H. Xia *Qualifies as an audit committee “financial expert,” as defined by the Securities and Exchange Commission (“SEC”)

–  Oversees the Company’s discharge of its financial reporting obligations

–  Monitors the Company’s relationship with its Independent Accountants

–  Monitors performance of the Company’s business plan

–  Reviews the internal accounting methods and procedures

–  Reviews certain financial strategies

–  Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters

–  Periodically reviews the Company’s risk assessment approach and activities undertaken by management

		4

Compensation

Shaker Sadasivam (Chair) Joseph J. Corasanti Marc Y.E. Pelaez Robert N. Stephens	– Recommends and oversees compensation of the Company’s directors and executive officers – Administers and interprets the Company’s equity and incentive plans – Establishes terms and conditions of equity awards – Further information regarding the functions of the Compensation Committee is provided in the Compensation Discussion and Analysis section beginning on page 20	15

Corporate Governance and Nominating:

Marc Y.E. Pelaez (Chair) Enrico Digirolamo Michael L. Dreyer Patricia Hatter Howard H. Xia	– Develops and implements corporate governance policies and processes – Assesses Board membership needs and makes recommendations regarding potential director candidates to the Board – Reviews succession plans for CEO and other senior executives of the Company – Oversee the Company’s efforts to identify, manage and mitigate risks related to cyber security	4

Subsidiary:

Howard H. Xia (Chair) Joseph J. Corasanti Francis J. Kramer Marc Y.E. Pelaez Jerry S. Rawls	– Oversees the activities of the Company’s operating subsidiaries, as directed from time to time by the Board – Attends selected meetings of the Company’s operating subsidiaries and reports to the Board on material developments and risks – Focuses on risks related to operations, markets, customers and technology – Oversees the Company’s M&A activities	1

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DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE POLICIES

The Rules of the Nasdaq Stock Market require that a majority of the Company’s Board be Independent Directors (as defined in the Nasdaq Rules). Our Corporate Governance Guidelines provide that the Board may impose independence requirements, more stringent than those required by NASDAQ and that a substantial majority of the members of the Company’s Board must qualify as independent. The Board has determined that all of the continuing directors or nominees for election as director are independent other than Mr. Kramer, Mr. Rawls and Dr. Mattera. In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company to determine whether any director has a material relationship with the Company. The Board considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company. When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, from both the standpoint of the director in his or her individual capacity, and from the standpoint of the director’s family and other affiliations.

NOMINATION OF CANDIDATES FOR DIRECTOR

The Company considers director candidates from several sources, including existing directors, members of the Company’s management team, shareholders, and third-party search firms. The Company’s current bylaws describe the procedures by which shareholders may recommend candidates for election to the Board. In general, such nominations must be made by a shareholder in good standing, be in writing and be received by our Chairman of the Board no later than the close of business on the 120th day, and no earlier than the close of business on the 150th day, before the anniversary date of the mailing date of the Company’s proxy statement in connection with the previous year’s annual meeting. In addition, nominations must include information regarding both the nominating shareholder and the director nominee, including their relationship to each other; any understanding between them regarding the nomination; the shares owned by the nominating shareholder; and other information concerning the proposing shareholder and/or nominee that is required for inclusion in a proxy statement filed with the SEC. Further, to be eligible for election as a director of the Company, the nominee must deliver within the timeframe noted above a written questionnaire detailing his or her background and qualifications, and a written representation and agreement as set forth in the Company’s bylaws. The form for this representation and agreement will be provided by the Secretary of the Company upon written request.

The Corporate Governance and Nominating Committee considers a variety of factors when determining whether to recommend a nominee for election to the Board, including those factors set forth in the Company’s Corporate Governance and Nominating Committee Charter. In general, candidates nominated for election to the Board should possess the following qualifications:

-	High personal and professional integrity, practical wisdom and mature judgment;
-	Broad training and experience in policy-making decisions in business;
-

Expertise that is useful to the Company in relevant disciplines, particularly financial, commercial, governmental, international, technical or scientific, and that is complementary to the experience of our other directors;

-	Willingness to devote the time necessary to carry out the duties and responsibilities of a director;
-	Commitment to serve on the Board over several terms to develop critical Company knowledge; and
-	Willingness to represent the best interests of all shareholders and objectively appraise Company performance.

Potential candidates are initially screened and interviewed by the Corporate Governance and Nominating Committee and/or a third party search firm.

Although the Board does not have a formal diversity policy, the Corporate Governance and Nominating Committee’s practice is to review the skills and attributes of individual Board members and candidates for the Board within the context of the current make-up of the full Board, to ensure that the Board as a whole is

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composed of individuals who, when combined, provide a diverse portfolio of experience, knowledge, talents and perspectives that will serve the Company’s governance and strategic needs. Candidates are also evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity, sound reputation in their respective fields, as well as a global business perspective and commitment to corporate citizenship. All members of the Board may interview the final candidates. The same evaluation procedures apply to all candidates for nomination, including candidates submitted by shareholders.

SIZE OF THE BOARD

As provided in the Company’s bylaws, the Board is composed of no less than five and no more than eleven members, with the exact number determined by the Board based on its current composition and requirements. At present, the Board consists of eleven members.

BOARD STRUCTURE AND LEAD INDEPENDENT DIRECTOR

As part of the Board’s ongoing succession planning and leadership transition processes, the Board separated the roles of Chairman and CEO in September 2016, so as to enhance the stability of leadership and provide continued decisive leadership and seamless operation of the Company. Accordingly, Francis J. Kramer currently serves as Chairman, and Dr. Vincent D. Mattera, Jr. serves as CEO.

Regardless of whether, in the future, the roles of Chairman and CEO are combined or remain separated, the Company intends to retain the position of Lead Independent Director, which is currently held by Rear Admiral Pelaez. The primary responsibilities of the Lead Independent Director include:

-	Chairing executive sessions of the independent directors;
-	Supporting the Chairman in the setting of Board agendas, based on director input;
-	Chairing meetings of the Board in the Chairman’s absence; and
-	Carrying out other duties as requested by the Corporate Governance and Nominating Committee and the Board.

BOARD’S ROLE IN THE OVERSIGHT OF RISK MANAGEMENT

The Audit Committee has been designated to take the lead in overseeing the Company’s risk management at the Board level. The Audit Committee schedules time for periodic review of risk assessment and activities being undertaken by management throughout the year as part of its duties. The Audit Committee receives reports from Company management, internal audit, and other advisors, and strives to provide serious and thoughtful attention to the Company’s risk management processes and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures that respond to and mitigate these risks. Although the Audit Committee leads these efforts, risk management is periodically reviewed with the full Board, and feedback is sought from each director as to the most significant risks that the Company faces. Risk management is also reviewed and assessed by the Subsidiary Committee of the Board and the Corporate Governance and Nominating Committee oversees the Company’s management of cyber security risks. Risks identified by the Subsidiary Committee and the Corporate Governance and Nominating Committee are brought to the attention of the full Board.

The Board encourages management to promote a corporate culture that understands the importance of risk management and to incorporate it into the corporate strategy and day-to-day operations of the Company. The Company’s risk management approach also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

COMMUNICATION WITH DIRECTORS

Shareholders wishing to communicate with the Board may send written communications addressed to the Lead Independent Director, or to any member of the Board individually, in care of II-VI Incorporated, Attn: Secretary, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Any communication addressed to a director that is received by the Company at this address will be delivered or forwarded to the individual

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director as soon as practicable, except for advertisements, solicitations or other matters unrelated to the Company. The Company will forward communications received from shareholders that are addressed to the Board, to the chair of the Board committee whose function is most closely related to the subject matter of the communication.

DIRECTOR MANDATORY SERVICE CONCLUSION AND SUCCESSION PLANNING

The Board has instituted a policy for directors, as set forth in the Company’s Corporate Governance Guidelines. Under this policy, directors must tender to the Corporate Governance and Nominating Committee their resignation from the Board, to be effective at the end of the last regularly scheduled Board meeting prior to the director completing his or her 75th year. The Corporate Governance and Nominating Committee considers each case, and recommends to the Board the action to be taken. The Board in its discretion chooses to accept or reject the resignation. If rejected, the director’s resignation will be deemed to be re-submitted to the Corporate Governance and Nominating Committee annually thereafter, until such time as it is accepted by the Board. The Board has undertaken a succession planning process to proactively address future openings on the Board.

DIRECTOR OWNERSHIP REQUIREMENTS

The minimum beneficial share ownership amount for members of the Board is a number of shares having a value of $150,000, which represents approximately three times the current annual Board cash retainer. A new Board member will have three years from the date of joining the Board to comply with this ownership requirement. In the event of non-compliance, the Board will consider measures appropriate to the circumstances.

STANDING BOARD LIMITS

Board members are limited to serving on a maximum of four public company boards, including the Company. No director currently exceeds this limit.

CHANGE IN DIRECTOR OCCUPATION

Under the Company’s Corporate Governance Guidelines, when a director’s principal occupation or business association changes substantially during his/her tenure, the director must tender a resignation for consideration by the Corporate Governance and Nominating Committee. The Committee then will recommend to the Board any action needed regarding the proposed resignation. Each director is limited to one employee director role.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

Executive sessions of non-employee directors are held regularly, with the Lead Independent Director presiding.

DIRECTOR ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

Directors are expected to attend the Annual Meeting. All directors attended last year’s Annual Meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board has approved and adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all directors, officers and employees of the Company and its subsidiaries. In addition, the Company has adopted an additional Code of Ethics for Senior Leaders. Designated senior leaders are required to sign the Code of Business Conduct and Ethics every year. These documents are available on the Company’s website at www.ii-vi.com/investor-relations. The Company will promptly disclose on its website

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any substantive amendments or waivers with respect to any provision of the Code of Conduct and any provision of the Code of Ethics for Senior Leaders.

Employees are required and encouraged to report suspected violations of our Code of Conduct. Reports are forwarded for review by the Audit Committee.

COMPANY POLICY REGARDING EMPLOYEE, OFFICER, AND DIRECTOR HEDGING

The Company’s insider trading policy prohibits the Company’s directors and executive officers, as well as any other employee of the Company who possesses material, non-public information about the Company, from engaging in any hedging transactions. The policy does not specifically define hedging transactions, but they are intended to include the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or other transactions that are intended to hedge or offset any decrease in the market value of Company securities held by the individual, whether such Company securities were acquired through equity compensation awards or otherwise.

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Company’s policies and procedures regarding related party transactions are included in the Code of Conduct. The Code of Conduct specifically requires that all Company directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, the Code of Conduct requires each Company director, officer and employee to openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and the Company’s interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement, or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, the Company. Waivers under the Code of Conduct for any of the Company’s executive officers or directors are granted only by the Board or a properly designated committee of the Board. It is expected that only those matters that are in the best interest of the Company would be approved or waived under our Code of Conduct.

DIRECTOR COMPENSATION IN FISCAL YEAR 2019

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Company’s Board. In setting director compensation, the Company consults with its independent compensation advisor, Radford, an Aon Hewitt company (“Radford”), and considers the significant amount of time and skill required for directors to fulfill their overall responsibilities. Director compensation is only paid to non-employee directors. For purposes of this section, all references to “directors” means non-employee directors.

Our director compensation program is periodically reviewed by our Compensation Committee, with the help of the Company’s independent compensation advisor, to ensure the program remains competitive. As part of this review, the types and levels of compensation offered to our directors are compared to those offered by a select group of comparable companies. The comparable companies used are the same as those used for the Company’s named executive officers (the “Comparator Group”) and are listed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The components of our director compensation program for fiscal year 2019 are disclosed below. The Board is compensated based on a role-based compensation program, not based on the number of meetings attended, with the exception of activities of the Subsidiary Committee. Attendance at Subsidiary Committee meetings is compensated on a per-meeting basis due to the fact that there is not a set number of meetings for which attendance is required. The Compensation Committee strives to set director compensation at levels that are competitive with our Comparator Group. Typically, the overall compensation level of the Company’s directors ranges between the upper end of the second quartile and the lower end of the third quartile of compensation provided by the Comparator Group.

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DIRECTOR COMPENSATION STRUCTURE FOR FISCAL YEAR 2019

DIRECTOR CASH COMPENSATION

	Annual Retainer
Compensation Item	Member	Chair(1)	Meeting Fee
Full Board Membership	$50,000	$90,000	$—
Lead Independent Director	10,000	—	—
Audit Committee	10,000	20,000	—
Compensation Committee	7,500	15,000	—
Corporate Governance & Nominating Committee	5,000	10,000	—
Subsidiary Committee	—	5,000	1,500	(2)
(1)	Retainers paid to Chairs are in lieu of, and not in addition to, retainers otherwise paid to members.
(2)	Per-day meeting fee.

DIRECTOR EQUITY PROGRAM

In addition to the cash compensation outlined above, directors receive annual equity awards, typically in August of each fiscal year. The Board sets the total dollar value of the annual equity awards and the mix of award types, taking into account the cash compensation structure, any applicable limits in the Company’s equity compensation plan, the recommendations of the Compensation Committee and its independent compensation advisor, and Comparator Group practices. The Company determines the number of shares awarded by dividing the dollar amount by the grant date accounting value for the award, subject to rounding. For fiscal year 2019, the dollar amount of the annual equity award was $173,247, with $93,008 provided as stock options and $80,239 provided as restricted stock, as shown in the table below. The Board did not change these dollar amounts for fiscal year 2020, and as a result, in August 2019, each director received a grant of 5,812 stock options at an exercise price of 36.56 per share, and a restricted stock unit award grant of 2,325 shares of Common Stock. Stock options granted to directors generally have the same terms as those granted to our employees, including vesting occurring in four equal annual installments, and a term of ten years, but do not automatically vest upon a director’s departure from the Board. The Compensation Committee may recommend and the Board may approve, in its sole judgment, that a stock option award will vest upon departure from the Board, with an exercise period not to exceed five years. Restricted stock awards also generally have the same terms as those granted to our employees, including annual vesting of one-third of the award over three years, but do not automatically vest upon a director’s departure from the Board. The Compensation Committee may recommend and the Board may approve, in its sole judgment, that a restricted stock award will vest upon a director’s departure from the Board.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2019

Non-Employee Director (alphabetical order)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Joseph J. Corasanti	$83,500	$80,239	$93,008	$256,747
Enrico Digirolamo	65,750	80,239	93,008	238,997
Francis J. Kramer	114,000	80,239	93,008	287,247
Marc Y.E. Pelaez	97,000	80,239	93,008	270,247
Shaker Sadasivam	77,250	80,239	93,008	250,497
William A. Schromm(4)	63,250	80,239	93,008	236,497
Howard H. Xia	91,000	80,239	93,008	264,247
(1)	Amounts reflect fees actually paid during fiscal year 2019. Director fees are usually paid in January of the applicable fiscal year.
(2)

Represents the aggregate grant date fair value of restricted stock issued to the non-employee directors under the 2012 Omnibus Incentive Plan on August 28, 2018, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (excluding the effect of forfeitures). The grant date fair value of restricted stock was computed based upon the closing price of the Company’s Common Stock on the date of grant, which was $49.90.

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(3)

Represents the aggregate grant date fair value of option awards issued by the Company to the non-employee directors under the 2012 Omnibus Incentive Plan on August 28, 2018, computed in accordance with FASB ASC Topic 718. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a director may realize upon exercise of stock options will depend on the excess of the stock option price over the strike value on the date of exercise. As such, there is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. Refer to Note 13 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2019 filed with the SEC on August 16, 2019, for relevant assumptions used to determine the valuation of option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.

(4)	Mr. Schromm resigned from our Board of Directors effective August 14, 2019.

DIRECTOR EQUITY AWARDS OUTSTANDING

The following table sets forth the aggregate number of shares of restricted stock and shares of underlying stock options held by the named directors as of June 30, 2019, including options exercisable within 60 days after June 30, 2019.

Non-Employee Director (alphabetical order)	Restricted Stock and Units (#)	Total Option Awards Held (#)	Exercisable Option Awards (#)
Joseph J. Corasanti	4,360	73,460	63,491
Enrico Digirolamo	1,608	4,020	1,005
Francis J. Kramer	4,360	553,270	525,987
Marc Y.E. Pelaez	4,360	73,460	63,491
Shaker Sadasivam	4,360	18,960	10,785
William A. Schromm(1)	4,360	27,930	17,961
Howard H. Xia	4,360	65,560	55,591
(1)	Mr. Schromm resigned from our Board of Directors effective August 14, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership by any person, including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to be the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock as of August 31, 2019. Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned. Ownership information is as reported by the shareholder in their respective filings with the SEC.

Name and Address	Number of Shares of Common Stock	Percent of Common Stock(1)
BlackRock, Inc.(2)	9,532,764	14.88%
55 East 52nd Street
New York, NY 10055
Wellington Management Group LLP(3)	7,012,969	10.94%
280 Congress Street
Boston, MA 02210
The Vanguard Group(4)	6,369,312	9.94%
100 Vanguard Blvd.
Malvern, PA 19355
The Hartford Mutual Funds, Inc. on behalf of: Hartford Midcap Fund(5)	4,141,378	6.46%
690 Lee Road
Wayne, PA 19087
(1)	As of August 31, 2019. There were 64,082,106 shares of our Common Stock outstanding as of August 31, 2019.

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(2)

Based solely on a Schedule 13G/A filed with the SEC on February 11, 2019. BlackRock, Inc. reported sole voting power over 9,384,709 shares of Common Stock and sole dispositive power over 9,532,764 shares of Common Stock. As reported in the Schedule 13G/A, certain shares reported by BlackRock, Inc., are owned by various investment companies affiliated with BlackRock, Inc.

(3)

Based solely on a Schedule 13G/A filed with the SEC on February 12, 2019. Wellington Management Group LLP reported shared voting power over 6,235,730 shares of Common Stock and shared dispositive power over 7,012,969 shares of Common Stock. As reported in the Schedule 13G/A, the shares of Common Stock are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP.

(4)

Based solely on a Schedule 13G/A filed with the SEC on March 11, 2019. The Vanguard Group, Inc. reported sole voting power over 130,641 shares, shared voting power over 10,139 shares of Common Stock, sole dispositive power over 6,234,138 shares, and shared dispositive power over 135,174 shares of Common Stock.

(5)

Based solely on a Schedule 13G filed with the SEC on February 14, 2019. The Hartford Mutual Funds, Inc. on behalf of Hartford Midcap Fund reported shared voting power over 4,141,378 shares of Common Stock and shared dispositive power over 4,141,378 shares of Common Stock.

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

The following table shows the number of shares of II-VI Common Stock beneficially owned by all directors, our named executive officers (as reflected in the “Summary Compensation Table”), and all of our directors and executive officers as a group, as of August 31, 2019. This table does not include beneficial ownership information for Michael L. Dreyer, Jerry S. Rawls or Robert N. Stephens, each of whom was appointed to the Board on September 24, 2019. The beneficial ownership reflected in this table includes shares that could have been acquired within 60 days of that date through the exercise of stock options. The number of shares “beneficially owned” is defined by Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each individual and member of the group has sole voting power and sole investment power with respect to shares owned. None of the shares reflected in the table below have been pledged as security.

	Beneficial Ownership of Common Stock(8)
	Shares	Percent
Joseph J. Corasanti(1)(2)	120,650	*
Enrico Digirolamo(1)(2)	4,938	*
Patricia Hatter(1)(2)	2,325	*
Francis J. Kramer(1)(2)(3)(4)(5)	1,112,351	1.7%
Vincent D. Mattera, Jr.(1)(2)(4)	778,882	1.2%
Marc Y.E. Pelaez(1)(2)	128,573	*
Shaker Sadasivam(1)(2)	34,944	*
Howard H. Xia(1)(2)	84,355	*
Giovanni Barbarossa(1)(2)	189,547	*
Gary A. Kapusta(1)	92,177	*
Mary Jane Raymond(1)(2)	144,892	*
Jo Anne Schwendinger (1)(2)(6)	35,025	*
All Executive Officers and Directors as a Group (13 persons)(7)	2,724,034	4.2%
*	Less than 1%
(1)

Includes the following amounts subject to stock options that are exercisable within 60 days of August 31, 2019: 63,491 options exercisable by Mr. Corasanti, 1,005 options exercisable by Mr. Digirolamo, 525,897 options exercisable by Mr. Kramer, 391,399 options exercisable by Dr. Mattera, 63,491 options exercisable by Rear Admiral Pelaez, 10,785 options exercisable by Dr. Sadasivam, 55,591 options exercisable by Dr. Xia, 99,822 options exercisable by Dr. Barbarossa, 49,260 options exercisable by Mr. Kapusta, 70,103 options exercisable by Ms. Raymond, and 13,120 options exercisable by Ms. Schwendinger.

(2)

Includes 760 shares of restricted stock and 3,397 restricted stock units held by each of Mr. Corasanti, Mr. Kramer, Rear Admiral Pelaez, Dr. Sadasivam, and Dr. Xia, 3,397 restricted stock units held by Mr. Digirolamo, 2,325 restricted stock units held by Ms. Hatter, 8,016 shares of restricted stock and 14,448 restricted stock units held by Dr. Mattera, 1,952 shares of restricted stock and 15,569 restricted stock units held by Dr. Barbarossa, 2,128 shares of restricted stock and 9,520 restricted stock units held by Mr. Kapusta, 2,384 shares of restricted stock and 15,962 restricted stock units held by Ms. Raymond, and 3,904 shares of restricted stock and 11,277 restricted stock units held by Ms. Schwendinger.

(3)	Includes 285,401 shares held in a Spousal Limited Access Trust as to which Mr. Kramer disclaims beneficial ownership.
(4)	Includes 21,134 shares held on behalf of Dr. Mattera and 10,755 shares held on behalf of Mr. Kramer in the II-VI Incorporated Nonqualified Deferred Compensation Plan.
(5)	Includes 137,157 shares held in a grantor retained annuity trust as to which Mr. Kramer disclaims beneficial ownership.

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(6)	Includes 2,000 shares held by Ms. Schwendinger’s spouse, as to which Ms. Schwendinger disclaims beneficial ownership.
(7)

Includes a total of 1,335,240 shares subject to stock options exercisable within 60 days of August 31, 2019, and a total of 22,272 shares of restricted stock and 114,083 restricted stock units held by all executive officers and directors as a group.

(8)

There were 64,082,106 shares of our common stock outstanding as of August 31, 2019. In accordance with the rules and regulations of the SEC, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days and shares underlying restricted stock units are deemed outstanding; however, shares which any other person had the right to acquire within 60 days and restricted stock units held by other persons are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person.

NAMED EXECUTIVE OFFICERS

Set forth below is information concerning our Named Executive Officers (“NEOs”) discussed herein as of June 30, 2019.

Name	Age	Position
Vincent D. Mattera, Jr.	63	President and Chief Executive Officer; Director
Mary Jane Raymond	59	Chief Financial Officer, Treasurer and Assistant Secretary
Gary A. Kapusta	59	Chief Operating Officer
Giovanni Barbarossa	57	Chief Technology Officer and President II-IV Laser Solutions
Jo Anne Schwendinger	63	Chief Legal and Compliance Officer and Secretary

Biographical information for VINCENT D. MATTERA, JR. may be found in the “DIRECTORS” section of this Proxy Statement.

MARY JANE RAYMOND has been Chief Financial Officer and Treasurer of the Company since March 2014. Previously, Ms. Raymond was Executive Vice President and Chief Financial Officer of Hudson Global, Inc., from 2005 to 2013. Ms. Raymond was the Chief Risk Officer and Vice President and Corporate Controller at Dun and Bradstreet, Inc., from 2002 to 2005. In addition, she was the Vice President, Merger Integration, at Lucent Technologies, Inc., from 1997 to 2002, and held several management positions at Cummins Engine Company from 1988 to 1997. Ms. Raymond holds a B.A. degree in Public Management from St. Joseph’s University, and an M.B.A. from Stanford University.

GARY A. KAPUSTA joined II-VI in February 2016, serving as Chief Operating Officer, a position that Mr. Kapusta held through June 2019 when he became the Company’s Chief Procurement Officer. Prior to his employment with the Company, Mr. Kapusta served in various roles at Coca-Cola, including as President & Chief Executive Officer, Coca-Cola Bottlers’ Sales & Services L.L.C.; and President, Customer Business Solutions, and Vice President, Procurement Transformation, of Coca-Cola Refreshments. He joined Coca-Cola following a 19-year career at Agere Systems, Lucent Technologies, and AT&T. Mr. Kapusta graduated from the University of Pittsburgh with B.S. and M.S. degrees in Industrial Engineering, and holds an M.B.A. from Lehigh University.

GIOVANNI BARBAROSSA joined II-VI in October 2012, and has been the President, Laser Solutions Segment since 2014. Mr. Barbarossa also served as the Company’s Chief Technology Officer from 2012 through June 2019 when he became the Compound Semiconductor Segment President and the Company’s Chief Strategy Officer. Dr. Barbarossa was employed at Avanex Corporation from 2000 through 2009, serving in various executive positions in product development and general management, ultimately serving as President and Chief Executive Officer. When Avanex merged with Bookham Technology, forming Oclaro, Dr. Barbarossa became a member of the Board of Directors of Oclaro, and served as such from 2009 to 2011. Previously, he held senior management roles in the Optical Networking Division of Agilent Technologies and in the Network Products Group of Lucent Technologies. He was previously a Member of Technical Staff, then Technical Manager at AT&T Bell Labs, and a Research Associate at British Telecom Labs. Dr. Barbarossa graduated from the University of Bari, Italy, with a B.S. degree in Electrical Engineering, and holds a Ph.D. in Photonics from the University of Glasgow, U.K.

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JO ANNE SCHWENDINGER was appointed to the position of General Counsel and Secretary of II-VI Incorporated in March 2017, and assumed the role of Chief Legal and Compliance Office and Secretary in November 2017. Prior to joining II-VI, from August 2016 to March 2017, Ms. Schwendinger was in the private practice of law at Blank Rome LLP, where she was a member of the firm’s Corporate Mergers & Acquisitions and Securities group. Before joining Blank Rome, Ms. Schwendinger held various positions, from February 2000 to August 2016, at Deere & Company, including Regional General Counsel for Asia-Pacific and Sub-Saharan Africa. Ms. Schwendinger currently serves on the global Board of Directors of the Association of Corporate Counsel. Ms. Schwendinger holds a Bachelor’s degree from the Université d’Avignon et des Pays de Vaucluse, and a Master’s degree from the Université de Strasbourg. Her Juris Doctor degree is from the University of Pittsburgh School of Law.

EXECUTIVE COMPENSATION

FISCAL YEAR 2019 COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

Our Compensation Discussion and Analysis explains the key features of our executive compensation program for fiscal year 2019 and the Compensation Committee’s approach in deciding fiscal year 2019 compensation for our NEOs. We have divided this discussion into six parts:

1.	Compensation Philosophy and Objectives
2.	Elements of Total Direct Compensation
3.	Fiscal Year 2019 Total Direct Compensation Decisions and Results
4.	Process for Setting Compensation for Fiscal Year 2019
5.	Compensation and Risk
6.	Additional Information

COMPENSATION PHILOSOPHY AND OBJECTIVES

Overview

The Company believes in setting challenging objectives and requires talented and committed people to achieve them. The Company’s executive compensation program is designed to align our executives’ compensation with the market and the interests of our shareholders, and to attract, motivate and retain high-quality executive talent.

The Company’s executive compensation philosophy is based on the principle of pay-for-performance, with a substantial portion of total direct compensation (“TDC”) being at risk, and tied to performance. TDC refers to the sum of base salary, annual cash incentives and annual equity-based awards, which collectively form the core of our executive compensation program. We target TDC in the range of median level of pay of our Comparator Group for performance at target. Actual compensation received by the NEOs may be higher or lower than the competitive median depending on our performance results.

The primary objectives of our fiscal year 2019 executive compensation program were:

-

Continuous Improvements in Performance: Ensure that a significant portion of TDC is at risk, based on Company and individual performance, measured by revenue and net income (the measures for determining cash incentives), and cash flow from operations, a metric used for performance share units (“PSUs”).

-	Shareholder Returns Above Median: Maximize Company performance to enhance relative total shareholder return (“rTSR”), another metric used for PSUs.
-

Stable Leadership: Attract and retain a high caliber of executive talent by taking into account competitive market practices at our Comparator Group and providing equity awards with multi-year vesting conditions to encourage retention and performance.

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-

Sustainable Achievement of Results: Encourage a long-term focus by our NEOs, while recognizing the importance of short-term performance, with goals that are challenging yet attainable, and discourage excessive risk taking, all through a balanced mix of annual and longer-term incentives tied to our business goals and various best-practice policies, such as our compensation clawback policy.

-	Commitment: Align executive and shareholder interests by requiring our NEOs to meet share ownership and holdings guidelines and prohibit them from hedging or pledging Company stock.

Shareholder Outreach

At the Company’s 2019 Annual Meeting of Shareholders, a non-binding, advisory proposal to approve the Company’s executive compensation paid to NEOs in the Company’s fiscal year 2018 received the affirmative vote of approximately 94% of the votes cast on the proposal. Notwithstanding the positive voting results, the Company’s interaction with investors remained high in fiscal year 2019 on matters ranging from performance to governance.

During fiscal year 2019, the Company interacted with investors in person more than 40 days. We spoke to investors accounting for a minimum of 60% of the outstanding shares. Approximately 85% of our individually listed shareholders holding more than 100 shares account for about 14% of our shares outstanding, and we met with about 15% of those shareholders during the year. Matters that dominated shareholders’ questions were related to the outlook for performance and growth, the effects of trade issues, especially between the United States and China, and after November 9, 2018, the potential acquisition of Finisar. The major governance issues raised dealt with the process of approval for foreign investments and for the approval of acquisitions.

With respect to compensation, the major compensation change for fiscal year 2019 was the redesign of the PSU awards. The Company moved from two criteria, cash flow from operations and rTSR, to one metric that combines the two criteria previously used. During the Company’s interactions with investors during fiscal year 2019, the investors focused relatively little on the Company’s compensation philosophy and objectives and the mechanics of the Company’s executive compensation programs.

Therefore, the Company’s time with investors continued to focus primarily on the Company’s performance, and investors spent most of their time inquiring into aspects of the Company’s strategy, and metrics for ensuring short and long term revenue and earnings growth. Investors’ interest in these metrics, when we asked if they had a compensation-related interest in these metrics, was typically for purposes of monitoring the progress of the growth initiatives, not necessarily to suggest those specific metrics for compensation. However, the Company continues to consider new metrics and consult with our compensation advisors as to emerging new methods and metrics for managing performance in the shareholders’ best interest.

Compensation Decisions Aligned to Our Performance

Recap of the Company’s Performance in Fiscal Year 2019. Detailed below are the abbreviated results of the Company’s performance for fiscal year 2019. For a more detailed review, please see the Company’s Annual Report on Form 10-K for the fiscal year 2019, filed with the SEC on August 16, 2019.

	FY 2019	FY 2018	Increase (Decrease)
Revenue	$1,362 million	$1,159 million	18%
Gross Margin %	38.3%	39.8%	(150 bps)
Bonus Operating Profit	$246 million	$201 million	22%

Alignment of Executive Pay and Company Performance in Fiscal Year 2019. The performance described above drove our fiscal year 2019 compensation decisions for the NEOs:

-	Revenue and Net Income. The annual cash incentives for NEOs were awarded at approximately 105% of target, based on the Company’s ratio of actual to target revenue, and actual to target net income.

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-	Relative Total Shareholder Return. PSUs based on rTSR for the 3-year period ended June 30, 2019, resulted in an actual award payout of 200% of the target number of shares.
-

Fiscal Year 2019 Equity Awards. NEOs received awards in a balanced mix of stock options (30%), restricted stock units (“RSUs”) (30%), and PSUs (40%) with a 3-year performance period and goals tied to both cash flow and rTSR performance.

ELEMENTS OF TOTAL DIRECT COMPENSATION

TDC combines both fixed and variable elements, with variable elements based on Company performance. The Company pays incentive compensation only after the Compensation Committee has certified the Company’s operating results and approves the compensation award. In certifying the results, the Committee ensures that it has received a report of the audit of our financial performance by the Company’s Independent Accountants, along with the report of the Audit Committee with respect to the Company’s audited financial statements.

To achieve our compensation objective of driving continuous improvements in performance we set TDC so that:

-	A substantial portion of TDC is variable (for fiscal year 2019, approximately 75% for all NEOs); and
-	The variable portion is a mix of equity and cash.

Figure A and Figure B below show that variable compensation makes up approximately 83% and 65% of the fiscal year 2019 target TDC of our CEO and NEOs, respectively.

CEO COMPENSATION MIX	NEO COMPENSATION MIX

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NEO compensation for fiscal year 2019 included the elements described below. For ease of understanding, the term “non-equity incentive plan compensation” in the Summary Compensation Table and other tables below is referred to as “cash incentives.” The following chart summarizes the key elements of TDC for our NEOs for fiscal year 2019.

Element	Description	2019 Pay Action	Primary Metrics
Base Salary	Market-competitive fixed pay reflective of an NEO’s role, responsibilities, and individual performance.	Increased certain NEO salaries based on individual performance, and evaluation against our Comparator Group. Increases ranged from 7% to 10%.	Comparator Group benchmarking
BIP Cash Incentive

Payable to NEOs with at least six months of service, based on a targeted level of operating profit, reduced by variable compensation paid (“Bonus Operating Profit”). The Compensation Committee pre-determines the Bonus Operating Profit target.

		During fiscal year 2019, Bonus Operating Profit performance for our NEOs was 90% of target.	Bonus Operating Profit
GRIP Cash Incentive	Payable to NEOs, based on achieving targeted revenue and net income results. The Board pre-determines the targets.	Actual payout for fiscal year 2019 was 105% of the target applicable to the Company’s consolidated results.	Revenue and net income
Equity-Based Awards

Time-based and performance-based awards that provide incentive to focus on long-term growth and financial success, to balance short- and long-term performance, and to align executive and shareholder interests.

		NEO target equity compensation for 2019 consisted of 30% Stock Options, 30% RSUs, and 40% PSUs with a 3-year performance period.	Russell 2000 for rTSR and Board approved budget for cash flow from operations (PSUs)

FISCAL YEAR 2019 TOTAL DIRECT COMPENSATION DECISIONS AND RESULTS

Base Salary

The Compensation Committee annually reviews NEO base salaries. For fiscal year 2019, the Compensation Committee approved annual merit increases in base salary based on its assessment of current market data for similar positions in the Comparator Group and individual performance. Compensation Committee approval is then reviewed and ratified by the Board. The increases in NEO base salaries for fiscal year 2019 that appear in the chart below reflect these adjustments.

NEO	Fiscal Year 2019 Base Salary	Fiscal Year 2018 Base Salary	Percentage Increase
Vincent D. Mattera, Jr.	$686,200	$686,200	—%
Mary Jane Raymond	399,300	399,300	—%
Gary A. Kapusta	440,000	413,100	7.2%
Giovanni Barbarossa	450,000	412,000	9.2%
Jo Anne Schwendinger	333,000	302,500	10.1%

The Compensation Committee approved a merit-based increase to Dr. Mattera’s base salary for fiscal year 2019 equal to $68,800 (about 10%), but Dr. Mattera elected to forego that increase. The Compensation Committee did not change his target cash incentives or equity awards as a result of this election, and as a result his target TDC did not change for fiscal year 2019.

The Compensation Committee also approved a merit-based increase to Ms. Raymond’s base salary for fiscal year 2019 equal to $30,700 (about 7.7%). The Compensation Committee permitted the NEOs to elect to receive any proposed base salary increase as an increase to their target cash incentives in lieu of a base salary increase. Ms. Raymond made this election, and as a result her base salary for fiscal year 2019 was

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not increased but her target GRIP cash incentive (described below) was increased, so that her target TDC for fiscal year 2019 was the same amount as if her base salary had been increased in the approved amount. The other NEOs did not make this election.

Actual base salary amounts paid for fiscal year 2019 are included under the “Base Salary” column in the Summary Compensation Table later in this Proxy Statement.

Cash Incentives

We provided our NEOs with annual cash incentive award opportunities for fiscal year 2019 under two programs: (1) Bonus Incentive Program (“BIP”) and (2) Goal Results Incentive Program (“GRIP”), as described below. Actual payouts under these programs for fiscal year 2019 are included under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table later in this Proxy Statement.

Bonus Incentive Program. The BIP is a Company-wide bonus program that has been successfully used by the Company throughout most of its history, to tie the interests of all of our employees who have at least six months of service, regardless of position, to the operating earnings of the Company, which is a major driver of shareholder value. This plan drives a Company-wide focus on achieving targeted Bonus Operating Profit (“BOP”), and is evaluated on that basis. BOP is the Company’s annual operating profit before reduction for variable employee compensation (both cash and equity). At the beginning of the Company’s fiscal year, the Compensation Committee determines the percentage of final approved budgeted annual operating profit available to be paid under the BIP for the year. This determination is based on total budgeted annual salary of all eligible employees. Actual payouts under the BIP could deviate from the budgeted payout due to changes in actual operating results as compared to budgeted operating results, and changes in the participant pool. The BIP is paid at 75% of the earned amount at the end of each of the first three fiscal quarters, based on interim financial performance. The final payment is made after fiscal year end, at which time the balance of the full year payout is paid.

The BOP target and actual performance results for fiscal year 2019 compared to fiscal year 2018 (in $ millions, except percentages) were:

	2019	2018
Budgeted Bonus Operating Profit	$246.8	$191.2
Actual Bonus Operating Profit Achieved	$246.2	$218.3
Actual BIP Performance % as Compared to Budget(1)	90%	117%
(1)	The 90% performance is a function of the actual BOP and qualified wages delivering a 15.1% payout versus budgeted payout of 16.7%

The NEO payouts under our BIP for fiscal year 2019 were:

NEO	Fiscal Year 2019 BIP	Fiscal Year 2018 BIP
Vincent D. Mattera, Jr.	$103,616	$133,809
Mary Jane Raymond	60,294	77,864
Gary A. Kapusta	66,440	80,555
Giovanni Barbarossa	67,951	80,340
Jo Anne Schwendinger	50,283	49,156

Goals Results Incentive Program. This program focuses NEOs and other participating employees on achieving revenue and net income goals for the year. The purpose of the GRIP cash incentive program is to link pay to the major drivers of increasing shareholder value – growth in revenue and growth in net income. The GRIP for fiscal year 2019 was based solely on achievement of revenue and net income targets set by the Compensation Committee.

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The revenue and net income calculation methodology is derived from the GRIP Matrix. The bottom left hand corner, or the threshold, of the matrix is normally the prior fiscal year’s results for revenue and net income, unless there is a significant one-time event or an expected market or investment change. At the threshold, the payout is 30% of the target amount. Below the threshold, the payout is zero. The middle of the matrix is the current year’s revenue and net income targets as approved by the Compensation Committee. These targets are designed to motivate achievement of challenging goals and drive rTSR. The upper right of the matrix is the achievement maximum, set at 115% of the revenue and net income targets, at which the payout is 200% of the target amount. The GRIP payout is calculated by interpolation within the matrix. Revenue and net income are equally weighted.

For purposes of calculating the relevant net income for fiscal year 2019, the Company used adjusted net income, and excluded the effects of (i) the acquisitions of CoAdna Photonics, Inc., M.V. Innovations, LLC, and Redstone Aerospace Corporation, (ii) the costs associated with Dr. Mattera’s fiscal year 2019 replacement award and (iii) the costs incurred through the end of fiscal year 2019 associated with the acquisition of Finisar Corporation, because these items were not contemplated in the original targets. The adjustment consisted of operating results and transaction and legal fees.

The targets and performance for the revenue and net income for GRIP for fiscal year 2019 are:

(in millions)
Metric	Entry	Target	Maximum	Actual Performance	Approved Adjustments	Adjusted Performance for GRIP Compensation
Revenues	$1,158.8	$1,331.1	$1,530.8	$1,362.5	$(36.7)	$1,325.8
Net Income	$102.05	$127.4	$146.51	$107.5	$23.4	$130.9

Total GRIP payouts to our NEOs under our GRIP were:

NEO	Fiscal Year 2019 GRIP	Fiscal Year 2018 GRIP
Vincent D. Mattera, Jr.	$1,121,575	$1,262,004
Mary Jane Raymond	417,658	655,055
Gary A. Kapusta	515,711	470,859
Giovanni Barbarossa	397,341	363,031
Jo Anne Schwendinger	206,052	387,879

Equity Incentives

In this section, we describe both equity grants made in fiscal year 2019 to our NEOs and the results of prior-year PSU awards that became earned based on performance through the end of fiscal year 2019.

Equity Grants Made in Fiscal Year 2019. The equity compensation for our NEOs for fiscal year 2019, consistent with recent practice, was made up of a balanced mix of (a) stock options (30%), (b) RSUs (30%), and (c) PSUs (40%). Equity awards were targeted based on the Committee’s assessment of market data and individual performance. Equity grants for the CEO represent 65% of his TDC and for the other NEOs approximately 50% of their TDC. The awards were granted in August 2018, at the beginning of the 2019 fiscal year, and we therefore refer to them as the “2019 awards.”

The “Stock Awards” and “Option Awards” columns in the Summary Compensation Table and the Grants of Plan-Based Awards table later in this Proxy Statement include the grant date fair value and other details for the 2019 awards. The following discussion provides additional information about the 2019 awards.

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Nonqualified Stock Options (“Stock Options”). Because financial gain from stock options is only possible if the price of our Common Stock increases during the term of the stock option, we believe grants encourage NEOs and other employees to focus on actions and initiatives that should lead to a longer-term increase in the price of our Common Stock, aligning the interests of our NEOs and other employees who receive stock options with those of our shareholders. Typically, stock options are granted in August and are 30% of the total targeted equity award to the NEO. The strike price is set on the date of the grant and represents the fair market value of the Company’s Common Stock on that day. The options vest at the rate of 25% per year and expire after 10 years. The options do not have any tangible value if the stock price does not increase.

The fiscal year 2019 stock options were granted to the NEOs with a strike price $49.90 per share, the closing price (and fair market value) of the Company’s stock on August 28, 2018. The stock options have a 10-year term and vest in four equal annual installments. Stock options granted to the NEOs on August 28, 2018, were as follows:

NEO	Stock Options Granted	Grant Date Fair Value(1)
Vincent D. Mattera, Jr.	54,180 shares	$1,307,965
Mary Jane Raymond	17,160 shares	389,673
Gary A. Kapusta	18,780 shares	426,460
Giovanni Barbarossa	17,760 shares	403,297
Jo Anne Schwendinger	11,520 shares	261,598
(1)	The Company uses the Black-Scholes option pricing model to determine fair value.

Restricted Stock Units (“RSUs”). The Compensation Committee uses RSUs to enhance the retention value of our equity program, and help ensure an acceptable risk taking environment. The value of RSU awards is set in August at approximately 30% of the total targeted equity award to the NEO. RSUs vest at the rate of one-third per year over a three-year period.

The fiscal year 2019 RSUs were granted to our NEOs on August 28, 2018, with a fair market value of $49.90 per share, the closing price of the Company’s stock on that date. The RSUs vest at the rate of one-third per year over a 3-year period. RSUs granted to the NEOs on August 28, 2018, were as follows:

NEO	RSUs Granted	Grant Date Fair Value(1)
Vincent D. Mattera, Jr.	21,672 shares	$1,081,433
Mary Jane Raymond	6,864 shares	342,514
Gary A. Kapusta	7,512 shares	374,849
Giovanni Barbarossa	7,104 shares	354,490
Jo Anne Schwendinger	4,608 shares	229,939
(1)	Grant date fair value is calculated by the number of RSUs granted multiplied by the stock price on the date of grant of $49.90.

Performance Share Units (“PSUs”). The Compensation Committee believes that longer term awards tied directly to elements of shareholder value are beneficial to the sustainable management of the Company. Because rTSR and cash flow from operations1 influence increases in shareholder value over time, the Company has based its PSUs on those metrics, in order to reward both carefully considered strategic actions and excellent management and execution. PSUs were granted at the beginning of fiscal year 2019 and were 40% of the total targeted equity award to each NEO. PSUs have a 3-year performance period. The number of PSUs actually earned is determined shortly after the end of the performance period based on the applicable performance results.

[1]	For purposes of the PSU awards, “cash flow from operations” means cash flow from operations as reported under U.S. GAAP in the Company’s Consolidated Statement of Cash Flows.

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The PSUs granted in fiscal year 2019 depend on the achievement of one metric that combines cash flow from operations and rTSR. The Compensation Committee applies the metric in two steps to determine PSUs earned. First, the number of PSUs earned is adjusted based on cash flow from operations achievement using predetermined goals set by the Compensation Committee for the three-year performance period ending June 30, 2021. Second, this performance-adjusted number of PSUs is modified based on rTSR results for the performance period.

Cash Flow from Operations. The PSUs will be earned based on the achievement of specific consolidated cash flow metrics established for the thirty-six month period ending June 30, 2021. These awards will be earned as follows:

Performance vs. Target	Payout vs. Target
0.00% to 74.99%	0%
75.00% to 99.99%	50.00% to 99.99%
100%	100%
100.01% to 139.99%	100.01% to 199.99%
140% or Greater	200%

rTSR Modifier. The Compensation Committee believes that rTSR is one important reflection of Company performance, and recognizes that our shareholders invest in the Company with the expectation that we will deliver a level of performance that creates value. As such, the number of PSUs earned based on cash flow from operations will be modified based on achieving cumulative rTSR for the thirty-six month period ending June 30, 2021, compared to returns on the Russell 2000 index, as follows:

Cumulative rTSR	Modifier
Below the Russell 2000 75th percentile by more than 50%	100%
Between 0 and 50% below the Russell 2000 75th percentile, and an absolute positive cumulative total shareholder return	100.01% to 124.99%
Equal to the Russell 2000 75th percentile	125%
Between 0 and 50% above the Russell 2000 75th percentile	125.01% to 149.99%(1)
More than 50% above the Russell 2000 75th percentile	150%(1)
(1)	If there is a negative cumulative total shareholder return for the performance period, and cumulative rTSR is above Market 50th Percentile, the modifier will be capped at 100%

Target award amounts for PSUs for fiscal year 2019 granted on August 28, 2018, for the NEOs are as follows:

NEO	Target Performance Based Awards	Aggregate Fair Value at Target Payout		Aggregate Fair Value at Maximum Payout
Vincent D. Mattera, Jr.	28,896 shares	$	1,811,490	$	5,434,470
Mary Jane Raymond	9,144 shares		573,237		1,719,711
Gary A. Kapusta	10,032 shares		628,906		1,886,718
Giovanni Barbarossa	9,480 shares		594,301		1,782,903
Jo Anne Schwendinger	6,168 shares		386,672		1,160,016

rTSR PSUs Earned in Fiscal Year 2019.

The NEOs (other than Ms. Schwendinger) were previously awarded PSUs in August 2016 under the 2012 Omnibus Incentive Plan that were earned based on the Company’s rTSR for the 36-month performance period ended on June 30, 2019 (the “2016 rTSR Awards”). The Company’s stock outperformed the Russell

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2000 50th percentile by more than 40 percentage points for the performance period (the maximum goal for the award), and as a result the 2016 rTSR Awards were earned at 200% of target.

NEO	TSR Based Awards Target	Payout % Based on Russell 2000 Performance	TSR Based Awards Earned
Vincent D. Mattera, Jr.	18,948 shares	200%	37,896 shares
Mary Jane Raymond	6,600 shares	200%	13,200 shares
Gary A. Kapusta	6,612 shares	200%	13,224 shares
Giovanni Barbarossa	6,588 shares	200%	13,176 shares
Jo Anne Schwendinger(1)	—	—	—
(1)	Ms. Schwendinger joined the Company in March 2017 as such she did not receive an award of 2016 PSUs.

Cash Flow from Operations PSUs Earned in Fiscal Year 2019

The NEOs (other than Ms. Schwendinger) were previously awarded PSUs in August 2016 under the 2012 Omnibus Incentive Plan that were earned based on the Company’s Cash Flow from Operations for the 36-month performance period ended on June 30, 2019 (the “2016 Cash Flow Awards”). The Company achieved the maximum Cash Flow from Operations performance goal for the award:

(in millions)
Metric	Threshold (75% of Target)	Target	Maximum (140% of target)	Actual Performance	Payout %
FY17 – FY19 Cash Flow from Operations*	$237.45	$316.6	$443.24	$458.1	200%
*	“Cash Flow from Operations” means the consolidated “net cash flow provided by operating activities” of II-VI for the performance period, determined in accordance with U.S. GAAP.

As a result, the 2016 Cash Flow from Operations Awards were earned at 200% of target:

NEO	Cash Flow Awards at Target	Payout % Based on Cash Flow Performance	Cash Flow Awards Earned
Vincent D. Mattera, Jr.	25,264 shares	200%	50,528 shares
Mary Jane Raymond	8,800 shares	200%	17,600 shares
Gary A. Kapusta	6,612 shares	200%	13,224 shares
Giovanni Barbarossa	8,784 shares	200%	17,568 shares
Jo Anne Schwendinger	—	—	—

CEO Fiscal Year 2017 Promotional Award and Fiscal Year 2019 Replacement Award. In August 2016, in conjunction with Dr. Mattera’s promotion to CEO, the Company granted him a one-time promotional award of PSUs with a grant date value of $2.0 million. The award was designed to be earned 50% based on achievement of a predetermined fiscal year 2019 revenue goal and 50% based on the Company’s rTSR performance over a three-year performance period ending June 30, 2019. In September 2018, the Committee determined that a portion of the promotional award unintentionally exceeded certain individual award limits under the 2012 Omnibus Incentive Plan as then in effect, and as a result, that portion of the promotional award was void and never effectively granted. However, the Committee also determined that the full value of the promotional award as originally approved represented a reasonable compensation opportunity for Dr. Mattera given his promotion to CEO, providing the Company and its shareholders with an appropriate level of retention and incentives for long-term Company performance. The Committee also determined that the Company was legally obligated to make the award in accordance with Dr. Mattera’s

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employment agreement and that the award could be made in fiscal year 2019 under the terms of the 2012 Omnibus Incentive Plan without exceeding the plan’s individual award limits. The Committee noted that Dr. Mattera had no responsibility for the initial error, and he did not participate in the decision by the Committee to correct the error. As a result, in October 2018, the Committee approved a replacement award to Dr. Mattera of PSUs for the same target number of shares that were determined to be void under the original promotional award, with the same performance goals as originally approved. Under SEC rules, the grant date fair value of that replacement award is included as fiscal year 2019 compensation in the Summary Compensation Table, and the amount of fiscal year 2017 compensation reported in the Summary Compensation Table has been adjusted to reflect the portion of the promotional award that was determined to have been void. Given that the replacement award is simply a technical fix to provide Dr. Mattera with the same compensation opportunity as originally intended and approved in fiscal year 2017, the Committee did not take the replacement award into account in setting Dr. Mattera’s regular fiscal year 2019 compensation opportunities.

The rTSR results were the same as described above for the 2016 rTSR Awards. The fiscal year 2019 revenue results were slightly above target:

(in millions)
Metric	Threshold	Target	Maximum	Actual Performance	Payout %
FY19 Revenue*	$1,075	$1,334	$1,882	$1,361.4	105%
*	“FY19 Revenue” means the consolidated revenue of II-VI for the 2019 fiscal year (July 1, 2018—June 30, 2019), determined in accordance with U.S. GAAP.

The actual payouts for the promotional and replacement awards based on actual performance results for the performance periods ending June 30, 2019 were as follows:

Performance Criteria	Awards Target	Payout %	Awards Earned
Revenue Target	46,147 shares	105%	48,546 shares
rTSR Target	46,147 shares	200%	92,294 shares

PROCESS FOR SETTING COMPENSATION FOR FISCAL YEAR 2019

Compensation Committee Matters and Scope of Authority

The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers of the Company, and provide oversight of the Company’s compensation philosophy. In determining fiscal year 2019 NEO compensation, the Compensation Committee was advised by its independent compensation advisor. Radford was retained by, and reported directly to, the Compensation Committee. Radford performed no other work for the Company, or for the members of the Board, other than its advisory services related to compensation. Radford had no prior relationship with our Chief Executive Officer or with any other executive officer or director.

Development of the Comparator Group

Our Comparator Group was constructed by the Compensation Committee with assistance from Radford, and includes companies we compete with for investor capital, talent and market share. Because the Company provides a wide range of products serving multiple end markets, the Compensation Committee believes that it is important to consider peers with Global Industry Classification Standard (“GICS”) codes that align with the Company’s multiple segments. The Comparator Group for fiscal year 2019 consisted of 21 manufacturing companies with GICS codes that reflect the Company’s lines of business:

-	GICS code 201010 – One company classified as Industrial – Capital Goods – Aerospace and Defense
-	GICS code 201060 – One company classified as Industrial Machinery

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-	GICS code 452010 – One company classified as Communications Equipment
-	GICS code 452030 – Six companies classified as Information Technology – Technology Hardware and Equipment – Electronic Equipment, Instruments and Components
-	GICS code 453010 – Twelve companies classified as Information Technology – Semiconductors and Semiconductor Equipment

Companies in the Comparator Group had revenues ranging from $0.5 billion to $4.3 billion, with median revenues of $1.3 billion. In structuring the Comparator Group, the Compensation Committee focuses on (a) industry, (b) total revenue and profitability, (c) annual revenue growth, and (d) global footprint. The Comparator Group also has executive officer functions that are generally comparable to ours in terms of complexity and scope of responsibilities. For fiscal year 2019 compensation decisions, the Comparator Group consisted of:

Fiscal Year 2019 Comparator Group

AMETEK, Inc.	Entegris, Inc.	Littelfuse, Inc.
Brooks Automation, Inc.	Finisar Corporation	Lumentum Holdings Inc.
Cabot Mictroelectronics Corporation	FLIR Systems	MACOM Technology Solutions
Cognex Corporation	HEICO Corporation	Microsemi Corporation
Coherent Inc.	Integrated Device Technology	MKS Instruments
Cree, Inc.	IPG Photonics Corporation	OSI Systems, Inc.
Diodes Incorporated	Kulicke and Soffa Industries	Skyworks Solutions

The Compensation Committee’s Processes

The Compensation Committee utilizes a number of processes to assist it in ensuring that the Company’s executive compensation program achieves its objectives. Among those are:

•

Meetings. The Compensation Committee meets at least quarterly, and more often if needed. For fiscal year 2019, the Committee met 15 times. Agendas are established in advance of the meetings, under the direction of the Compensation Committee Chair.

•

Independent Compensation Advisor. The Compensation Committee engages an independent compensation advisor to assist the Committee in setting executive compensation, and selects an advisor only after evaluating all factors relevant to that advisor’s qualifications and independence from Company management. The Committee’s independent advisor for fiscal year 2019 was Radford.

•

Assessment of Company Performance. The Compensation Committee uses objective measures of Company performance in establishing total compensation targets. These include rTSR, earnings growth, revenue growth, operating profit, and cash flow from operations.

•

Assessment of Shareholder Feedback. The Compensation Committee, and in particular the Chair of the Committee, directs the collection of the shareholder feedback. Conversations are focused on listening to feedback in general, and asking specific questions about the elements of the Company’s compensation program, and the key criteria the investor uses to evaluate pay and performance alignment.

•

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including our NEOs. During the course of the year, the Compensation Committee meets with the CEO and the Vice President, Human Resources, to review recommendations on changes, if any, in the compensation of each NEO other than the CEO, based on individual performance. With respect to the CEO, the Compensation Committee meets with the Vice President, Human Resources, to review Comparator Group market data and CEO performance so that the Compensation Committee can recommend TDC targets to the full Board.

•	Target Pay Philosophy. The Compensation Committee considers relevant market pay practices when setting executive compensation. Its goal is to balance market alignment with the

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Company’s performance and ability to recruit, motivate and retain high caliber talent. Based on the Compensation Committee’s judgment, current market practices, compensation data from the Comparator Group, compensation data from the independent compensation advisor, and each employee’s contributions to the Company, the Compensation Committee makes a recommendation to the full Board regarding targeted TDC and actual payouts at year-end for each of our NEOs.

Application of Judgment

The Compensation Committee believes that the application of its collective experience, business judgment, and current objective market data provided by its independent compensation advisor significantly contribute to the overall compensation setting process. While market data provide an important tool for analysis and decision-making, the Compensation Committee realizes that these data do not necessarily provide a complete picture of an executive’s performance and contributions to the Company. Consequently, the Compensation Committee also gives serious consideration to an individual’s personal contribution to the Company, including his or her individual skill set, qualifications, experience and demonstrated performance. The Company values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company, and demonstrates the qualities of imagination and drive to resolve longer-term challenges or important new issues. These and similar other competencies are not easily correlated to typical compensation benchmarking data, but deserve and receive consideration in reaching compensation decisions. The market data provided by our independent compensation advisor provide the Compensation Committee and senior management with the foundation for making compensation decisions.

COMPENSATION AND RISK

The Company’s compensation programs are designed to motivate and reward our employees and executive officers for their performance as well as Company performance, and for prudent risk-taking during the fiscal year and over the long term. The Compensation Committee periodically reviews our compensation policies and practices to ensure that they do not encourage our executives or other employees to take inappropriate risks. Based on these reviews, and a review of the Company’s internal controls, the Compensation Committee and management have concluded that our policies and practices are sound, and do not encourage executives or other employees to take excessive risks that would be reasonably likely to have a material adverse effect on the Company.

Compensation programs for our executives and other employees include the following risk mitigation features, which we believe reduce the tendency for excessive risk taking, and reduce the incentive to maximize short-term results at the expense of long-term results and value:

•	Balanced Pay Mix: Our compensation program balances the mix of (i) cash and equity-based compensation and (ii) short-term and long-term award horizons.

•

Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of financial metrics, including earnings growth, revenue growth, cash flow from operations, and operating profits.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against the pre-established performance targets for each award.

•	Caps on Incentive Compensation Arrangements: PSUs and GRIP cash incentive awards are capped at 200%.

•

Multi-Year Vesting on Long-Term Equity-Based Compensation Awards: Our long-term equity-based awards are subject to multi-year vesting, which requires a long-term commitment on the part of our employees.

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•

Share Ownership Requirements: This policy requires our CEO to own Company common stock and RSUs having an aggregate value of at least three times his annual base salary, and our other executive officers to own Company common stock and RSUs having an aggregate value at least equal to their annual base salary. The guidelines have a phase-in period to allow newly hired or promoted executives to acquire the requisite share levels over a period of three years. All NEOs are currently in compliance with this policy.

•	Holding Requirements: In addition to satisfying share ownership requirements, executives must hold shares received from RSUs and PSUs (net of tax) for at least one year after vesting.

•

Clawback Policy: If the Company must restate its financial statements due to material non-compliance with any financial reporting requirements (a “Restatement”), any current or former executive officer or other employee of the Company (i) who received incentive compensation based on financial information that is subject to restatement, and (ii) whose gross negligence, fraud or misconduct caused or contributed to the non-compliance resulting in the Restatement, would be required to reimburse the Company for any incentive compensation received in excess of what they would have received under the Restatement. In addition, if the Board in its sole judgment determines that the gross negligence, fraud or misconduct by a current or former executive officer or other employee caused or contributed to the need for the Restatement, then such person would be required to repay the net profits realized from any sales of shares of the Company’s Common Stock that were received as incentive compensation based on the restated financial statements.

•

Prohibition on Pledging and Anti-Hedging Policy: To further demonstrate the Company’s commitment to align the interests of our officers and directors with those of our shareholders, the Board formalized a policy which prohibits hedging or pledging of Company stock by members of our Board and executive officers. Throughout the fiscal year, there were no such arrangements.

ADDITIONAL INFORMATION

Deferred Compensation. The II-VI Incorporated Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed to allow executive officers and certain employees of the Company to defer receipt of compensation into a trust fund for retirement or other qualified purposes. In addition, in connection with his promotion to Chief Executive Officer in 2016, Dr. Mattera receives an annual $100,000 employer contribution credited to the Deferred Compensation Plan. For a description of the Deferred Compensation Plan and more information regarding the amounts deferred under the Deferred Compensation Plan, see the “Nonqualified Deferred Compensation Table” and accompanying narrative.

Employees’ Profit Sharing Plan. The II-VI Incorporated Employees’ Profit Sharing Plan (the “Profit Sharing Plan”) covers certain Company employees who have met established tenure and service requirements. The Company makes a matching contribution to the Profit Sharing Plan based on the employee’s contributions to his or her 401(k) deferred savings and/or Roth 401(k) savings plan. In addition, the Company may make an additional performance-based contribution to the Profit Sharing Plan out of the Company’s operating profits, as determined by the Compensation Committee. Company contributions to NEO accounts under the Profit Sharing Plan are set forth in the “All Other Compensation” column of the Summary Compensation Table.

Change in Control. Existing equity awards vest on an accelerated basis in the event of death, disability or retirement. Performance-based awards vest pro rata based on the months employed during the relevant performance period. In case of a change in control of the Company, if an award is assumed by the new company, and if the Company terminates the participants employment without cause, or the participant resigns with good reason, within two years of the change in control, then the award will vest in full, with performance-based awards vesting at the greater of target or actual performance up to the change in control date. These acceleration provisions reflect market practices that appropriately value the employees’ contributions to the Company prior to the event triggering the accelerated vesting, and following a change in control, and help NEOs focus on delivering shareholder value without distractions.

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The Company does not provide tax gross-ups on any excise taxes that may be triggered by change in control payments.

For additional information on payments on termination of employment or change in control, please refer to the “Potential Payments upon Change in Control and Employment Termination” section of this Proxy Statement.

Perquisites and Other Benefits. The Company generally does not provide perquisites or personal benefits to its NEOs. As Chief Executive Officer, Dr. Mattera is eligible for supplemental disability benefits and an annual physical examination.

Employment Agreements. Each of the NEOs has an employment agreement with the Company, terminable by either party on prior written notice. A summary description of these agreements is included beginning on page 42 of this Proxy Statement.

Tax Considerations. The Compensation Committee considers the impact that applicable tax laws may have with respect to executive compensation. In certain circumstances, applicable tax laws impose penalties on compensation, or may result in a loss of deduction to the Company for such compensation. Participation in, and compensation paid under, our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”). While the Company intends for its plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that they fail to meet Section 409A, compensation earned under those arrangements may be subject to immediate taxation and tax penalties.

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to any one NEO in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the Compensation Committee designed awards, including stock options and PSAs, that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018, may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our NEOs generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the NEOs, the Compensation Committee will, consistent with its past practice, design compensation programs that are intended to be in the best long-term interests of the Company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

Fiscal Year 2020. The Compensation Committee carefully reviewed the compensation approach for fiscal year 2020, particularly in light of the anticipated integration of Finisar during the fiscal year. The Committee designed the program to balance the need to focus on Finisar’s integration with the potential uncertainty the acquisition may create because of the uncertain timing of the closing. Given the review, the Committee and Board made adjustments to both GRIP and PSU award design for fiscal year 2020.

•

GRIP. The Committee established two performance periods within the fiscal year 2020 GRIP. The first period focuses on the II-VI standalone businesses as budgeted through December 31, 2019. The second will be based on the combined II-VI and Finisar businesses and runs through the end of fiscal year 2020. To bring additional focus and emphasis on free cash flow, the Committee added an annual modifier that is based on free cash flow performance. The combined results will be paid after the end of the fiscal year.

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•

PSU Awards. Given the desire to maintain a long-term focus and the uncertainty that the Finisar closing has on financial and operating metrics, the Committee decided that for fiscal year 2020, rTSR was the proper metric to incentivize participants over the three-year performance period. Despite having only one PSU metric, the PSUs are still 30% of the fiscal year 2020 equity awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management; and
(2)

based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Compensation Committee1

Shaker Sadasivam, Chair

Joseph J. Corasanti

Marc Y.E. Pelaez

[1]	Mr. Stephens signature is not included as he joined the Compensation Committee after the close of the 2019 fiscal year.

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SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for the fiscal years 2019, 2018 and 2017, discussed in this proxy document. All footnote references and explanatory statements relate to fiscal year 2019 unless otherwise noted. See the discussion immediately following the table regarding the impact on the amounts in this table as a result of certain actions taken on Dr. Mattera’s fiscal year 2017 promotional awards that were determined to have been void and related fiscal year 2019 replacement awards, as discussed more fully in the Compensation Discussion and Analysis under “Equity Incentives – CEO Fiscal Year 2017 Promotional Award and Fiscal Year 2019 Replacement Award” beginning on page 28 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Vincent D. Mattera, Jr.(1)	2019	$686,200	$7,292,863	$1,307,965	$1,225,191	$182,264	$10,694,483
Chief Executive Officer	2018	686,200	1,977,948	1,146,250	1,395,813	146,686	5,352,897
	2017	592,939	1,824,701	810,575	1,281,348	142,520	4,652,083
Mary Jane Raymond	2019	$399,300	$915,751	$389,673	$477,952	$48,948	$2,231,624
Chief Financial Officer and Treasurer	2018	399,300	587,970	234,748	732,919	39,612	1,994,549
	2017	363,000	548,511	191,824	564,503	38,131	1,705,969
Gary A. Kapusta	2019	$440,000	$1,003,755	$426,460	$582,151	$53,418	$2,505,784
Chief Operating Officer(7)	2018	413,100	525,366	209,540	551,414	42,608	1,742,027
	2017	383,750	501,422	195,074	524,847	6,767	1,611,860
Giovanni Barbarossa	2019	$450,000	$948,791	$403,297	$465,292	$53,812	$2,321,192
Chief Technology Officer(8)	2018	412,000	481,374	192,209	443,371	39,612	1,568,566
	2017	382,500	547,384	191,359	370,274	38,572	1,530,089
Jo Anne Schwendinger	2019	$333,000	$616,611	$261,598	$256,335	$41,842	$1,509,386
Chief Legal and Compliance Officer	2018	302,500	395,082	—	437,035	6,413	1,141,030

(1)

The amounts under the Stock Awards column in this table for Dr. Mattera include a reduction in the fiscal year 2017 amount for a portion of certain promotional awards that were determined to have been void and an increase in the fiscal year 2019 amount for the grant date fair value for a related replacement award. See “Equity Incentives – CEO Fiscal Year 2017 Promotional Award and Fiscal Year 2019 Replacement Award” beginning on page 28 of this Proxy Statement.

(2)

Represents the aggregate grant date fair value of restricted stock, RSUs, and PSUs awarded by the Company during the fiscal years presented, computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 14 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2019. For restricted stock and RSUs, the grant date fair value was computed based on the closing price of the Company’s Common Stock on the date of grant, multiplied by the number of shares awarded. The grant date fair value of the RSUs reported in this column for fiscal year 2019 was as follows: Dr. Mattera, $1,081,433; Ms. Raymond, $342,514; Mr. Kapusta, $374,849; Dr. Barbarossa, $354,490; and Ms. Schwendinger, $229,939.

(3)

The grant date fair value of the PSU awards included in this column was calculated based on the estimate of aggregate compensation expense to be recognized over the service period. For the PSUs granted in August 2018 that are earned based on our cash flow from operations with an rTSR modifier, this was calculated using our stock price on the grant date adjusted for the rTSR modifier based on a Monte Carlo simulation $62.69, multiplied by the target number of PSUs granted, which was the probable outcome for the award determined as of the grant date. The grant date fair value of the PSU awards reported in this column for fiscal year 2019 (measured at target) were as follows: Dr. Mattera, $1,811,490; Ms. Raymond, $573,237; Mr. Kapusta, $628,906; Dr. Barbarossa, $594,301; and Ms. Schwendinger, $386,672. If these awards were to be paid out at the maximum (300%) payout, would be as follows: Dr. Mattera, $5,434,470; Ms. Raymond, $1,719,711; Mr. Kapusta, $1,886,718; Dr. Barbarossa, $1,782,903; and Ms. Schwendinger, $1,160,016. For the portion of Dr. Mattera’s replacement PSU award based on a fiscal year 2019 revenue goal, grant date fair value of the award included in this column was calculated based on the probable outcome of the performance condition, as determined at the grant date (which was target). The grant date fair value of this award for Dr. Mattera (measured at target) was $1,490,861, and if paid out at the maximum (200%) payout, would be $2,981,722. For the portion of Dr. Mattera’s replacement award earned based on rTSR, the grant date fair value was $2,909,079 based on a Monte Carlo simulation fair value as of the grant date of $72.08.

(4)

Represents the aggregate grant date fair value of stock option awards issued by the Company during the fiscal years presented, computed in accordance with FASB ASC Topic 718. Refer to Note 13 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value a named executive officer may realize upon exercise of stock options, if any, will depend on the excess of the price of the underlying stock on the date of exercise over the grant date fair market value. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.

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(5)

Amounts reflect the cash awards earned by our NEOs under the BIP and the GRIP, which are discussed in further detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. The cash awards earned by Dr. Mattera, Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Ms. Schwendinger under the BIP for fiscal year 2019 were $103,616, $60,294, $66,440, $67,951, and $50,283, respectively. The cash awards earned by Dr. Mattera, Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Ms. Schwendinger under the GRIP for fiscal year 2019 were $1,121,575, $417,658, $515,711, $397,341, and $206,052, respectively.

(6)

Amounts reflect premiums paid for life and disability insurance and the Company’s contributions under the Company’s Profit Sharing Plan, which is qualified under Section 401(a) of the Code. Profit sharing contributions made by the Company on behalf of Dr. Mattera, Ms. Raymond, Mr. Kapusta ,Dr. Barbarossa and Ms. Schwendinger were $25,264, each 401(k) matching contributions made by the Company on behalf of Dr. Mattera, Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Ms. Schwendinger for fiscal year 2019 were $9,342, $9,000, $8,800, $9,250 and $6,660, respectively. Dr. Mattera’s other income includes an annual Company contribution in the amount of $100,000 contributed to his account under the Company’s Deferred Compensation Plan.

(7)	Mr. Kapusta served as the Company’s Chief Operating Officer through June 30, 2019, when he became the Company’s Chief Procurement Officer.
(8)	Dr. Barbarossa served as the Company’s Chief Technology Officer through June 30, 2019, when he became the Company’s Chief Strategy Officer.

Impact of Replacement Awards on Presentation of Dr. Mattera’s Total Compensation. Dr. Mattera was promoted to CEO effective September 1, 2016. In conjunction with his promotion he received a one-time promotional award of PSUs with an intended grant date fair value of $2.0 million. The award was earned 50% based on achievement of a fiscal year 2019 revenue goal and 50% based on the Company’s rTSR over the three-fiscal year period 2017-2019. See “Equity Incentives – CEO Fiscal Year 2017 Promotional Award and Fiscal Year 2019 Replacement Award” beginning on page 28 of this Proxy Statement regarding certain actions taken with respect to the promotional award and a related replacement award.

As noted in that discussion, the amount of fiscal year 2017 compensation in the Summary Compensation Table above has been reduced to reflect that a portion of the promotional award was determined to have been void, and the amount of fiscal year 2019 compensation has been increased to reflect the grant date fair value of a corresponding replacement award. These actions as shown in the Summary Compensation Table effectively shift compensation that had been intended as grants in fiscal year 2017 into compensation as grants in fiscal year 2019.

The information in the table below presents Dr. Mattera’s compensation as it was originally intended by the Compensation Committee, by (i) including in the 2017 row the grant date fair value of the originally intended August 2016 promotional awards and (ii) removing from the 2019 row the grant date fair value of the October 2018 replacement awards. While the information below is not a substitute for the Summary Compensation Table information as presented above, the Compensation Committee believes that the information below will help the Company’s shareholders better understand the annual compensation awards as originally intended and better illustrates the linkage of the Company’s executive compensation program to the Company’s performance. The highlighted amounts indicate the adjusted items.

Compensation Amounts for Dr. Mattera – Original Promotional Award Intent

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Vincent D. Mattera, Jr	2019	$686,200	$2,892,923	$1,307,965	$1,225,191	$182,264	$6,294,543
Chief Executive Officer	2018	686,200	1,977,948	1,146,250	1,395,813	146,686	5,352,897
	2017	592,939	3,573,860	810,575	1,281,348	142,520	6,401,242

For comparison, the amounts shown in the Summary Compensation Table above are as follows:

Summary Compensation Table Amounts for Dr. Mattera – After Promotional Award Correction

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Vincent D. Mattera, Jr.	2019	$686,200	$7,292,863	$1,307,965	$1,225,191	$182,264	$10,694,483
Chief Executive Officer	2018	686,200	1,977,948	1,146,250	1,395,813	146,686	5,352,897
	2017	592,939	1,824,701	810,575	1,281,348	142,520	4,652,083

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The change in the compensation amount for fiscal year 2019 exceeds the change in the compensation amount for fiscal year 2017 between the two tables because the Company’s stock price more than doubled between the original grant date for the promotional award in fiscal year 2017 and the grant date for the replacement award in fiscal year 2019. As a result, the impact on the grant date fair value amounts in the table is more than doubled for fiscal year 2019 as compared to fiscal year 2017.

GRANTS OF PLAN-BASED AWARDS FISCAL YEAR 2019

The following table sets forth each annual non-equity cash incentive award and long-term equity-based award granted to the NEOs in fiscal year 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent D. Mattera, Jr.		$—	$114,595	$171,893	—	—	—	—	—	$—	$—
		$—	$1,138,380	$1,707,570	—	—	—	—	—	$—	$—
	8/28/2018	$—	—	—	14,448	28,896	86,688	—	—	$—	$1,811,490
	8/28/2018	$—	—	—	—	—	—	—	54,180	$49.90	$1,307,965
	8/28/2018	$—	—	—	—	—	—	21,672	—	$—	$1,081,433
	10/26/2018	$—	—	—	20,180	40,359	80,718	—	—	—	$2,909,079
	10/26/2018	$—	—	—	20,180	40,359	80,718	—	—	—	$1,490,861
Mary Jane Raymond	—	$—	$66,683	$100,025	—	—	—	—	—	$—	$—
	—	$—	$394,017	$591,026	—	—	—	—	—	$—	$—
	8/28/2018	$—	—	—	4,572	9,144	27,432	—	—	$—	$573,237
	8/28/2018	$—	—	—	—	—	—	—	17,160	$49.90	$389,673
	8/28/2018	$—	—	—	—	—	—	6,864	—	$—	$342,514
Gary A. Kapusta	—	$—	$73,480	$110,220	—	—	—	—	—	$—	$—
	—	$—	$486,520	$729,780	—	—	—	—	—	$—	$—
	8/28/2018	$—	—	—	5,016	10,032	30,096	—	—	$—	$628,906
	8/28/2018	$—	—	—	—	—	—	—	18,780	$49.90	$426,460
	8/28/2018	$—	—	—	—	—	—	7,512	—	$—	$374,849
Giovanni Barbarossa	—	$—	$75,150	$112,725	—	—	—	—	—	$—	$—
	—	$—	$374,850	$562,275	—	—	—	—	—	$—	$—
	8/28/2018	$—	—	—	4,740	9,480	28,440	—	—	$—	$594,301
	8/28/2018	$—	—	—	—	—	—	—	17,760	$49.90	$403,297
	8/28/2018	$—	—	—	—	—	—	7,104	—	$—	$354,490
Jo Anne Schwendinger	—	$—	$55,611	$83,417	—	—	—	—	—	$—	$—
	—	$—	$194,389	$291,584	—	—	—	—	—	$—	$—
	8/28/2018	$—	—	—	3,084	6,168	18,504	—	—	$—	$386,672
	8/28/2018	$—	—	—	—	—	—	—	11,520	$49.90	$261,598
	8/28/2018	$—	—	—	—	—	—	4,608	—	$—	$229,939
(1)

These columns show the range of potential payouts for awards made to our NEOs in fiscal year 2019 under the GRIP and the BIP, assuming the target or maximum goals are satisfied with respect to the applicable performance measures underlying such awards. The business measurements and performance goals underlying these awards are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The aggregate amounts actually paid to our NEOs under these plans for fiscal year 2019 are set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation. Additional details regarding the specific pay-outs under each of the plans are provided in the footnotes.

(2)

These columns show the range of pay-outs of PSU awards granted to our NEOs in fiscal year 2019 under the 2012 Omnibus Incentive Plan if threshold, target or maximum goals are achieved. See “Equity Incentives – Performance Share Units” beginning on page 26 and “Equity Incentives – CEO Fiscal Year 2017 Promotional Award and Fiscal Year 2019 Replacement Award” beginning on page 28 for additional information regarding our PSU awards.

(3)

This column shows the number of shares underlying the RSU awards granted to our NEOs in fiscal year 2019 under the 2012 Omnibus Incentive Plan. These awards are subject to our three-year even distribution vesting schedules.

(4)

This column shows the number of shares underlying the stock options granted to our NEOs in fiscal year 2019 under the 2012 Omnibus Incentive Plan. Options vest over a four-year period, with 25% vesting to occur on each of the first, second, third, and fourth anniversaries of the grant date.

(5)	This column shows the exercise price for the stock options granted to our NEOs in fiscal year 2019, which is equal to the closing market price of our Common Stock on the grant date.
(6)

This column shows the full grant date fair value of the stock and option awards reported in this table, which were computed in accordance with FASB ASC Topic 718. Generally, the full grant date fair value of an award is the amount the Company would expense in its financial statements over the award’s vesting period as determined at the grant date. For the PSUs granted in August 2018 that are earned based on our cash flow from operations with an rTSR modifier, the grant date fair value is calculated using our stock price on the grant date adjusted for the rTSR modifier based on a Monte Carlo simulation ($62.69), multiplied by the target number of PSUs granted, which was the probable outcome for the

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award determined as of the grant date. For the portion of Dr. Mattera’s replacement PSU award earned based on fiscal year 2019 revenue, the grant date fair value is based on a value of $36.94 per share, which was the closing price of our Common Stock on the grant date, multiplied by the number of shares underlying the award at the target level, which was the probable outcome for the award determined as of the grant date. For the portion of Dr. Mattera’s replacement award earned based on rTSR, the grant date fair value is based on a Monte Carlo simulation fair value as of the grant date of $72.08 The RSU awards’ grant date fair value is based on a value of $49.90 per share, which was the closing price of our Common Stock on the grant date, multiplied by the number of shares underlying the award. Refer to Note 13 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2019 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

This table summarizes the long-term equity-based awards held by our NEOs that were outstanding as of June 30, 2019.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent D. Mattera, Jr.					229,264	$8,381,892	60,960	$2,228,698
					47,176	1,724,755	—	—
	29,000	—	$13.17	2/10/2020	—	—	—	—
	18,100	—	$16.86	8/21/2020	—	—	—	—
	69,600	—	$17.53	8/20/2021	—	—	—	—
	47,550	—	$18.93	8/18/2022	—	—	—	—
	41,310	—	$19.37	8/17/2023	—	—	—	—
	34,312	8,578	$13.99	8/16/2024	—	—	—	—
	34,548	23,032	$17.84	8/15/2025	—	—	—	—
	35,520	35,520	$21.67	8/20/2026	—	—	—	—
	15,030	45,090	$35.25	8/18/2027	—	—	—	—
	—	54,180	$49.90	8/28/2028	—	—	—	—
Mary Jane Raymond					30,800	$1,126,048	18,672	$682,648
					14,936	546,060	—	—
	30,000	—	$14.99	3/20/2024	—	—	—	—
	18,216	12,144	$17.84	8/15/2025	—	—	—	—
	12,390	12,390	$21.67	8/20/2026	—	—	—	—
	4,470	13,410	$35.25	8/18/2027	—	—	—	—
	—	17,160	$49.90	8/28/2028	—	—	—	—
Gary A. Kapusta					26,448	$966,939	18,552	$678,261
					15,073	551,069	—	—
	18,000	12,000	$20.50	2/1/2026	—	—	—	—
	12,390	12,390	$21.67	8/20/2026	—	—	—	—
	3,990	11,970	$35.25	8/18/2027	—	—	—	—
	—	18,780	$49.90	8/28/2028	—	—	—	—
Giovanni Barbarossa					30,744	$1,124,001	17,280	$631,757
					14,304	522,954	—	—
	7,000	—	$16.45	11/2/2022	—	—	—	—
	13,010	—	$19.37	8/17/2023	—	—	—	—
	24,424	6,106	$13.99	8/16/2024	—	—	—	—
	18,816	12,544	$17.84	8/15/2025	—	—	—	—
	12,360	12,360	$21.67	8/20/2026	—	—	—	—
	3,660	10,980	$35.25	8/18/2027	—	—	—	—
	—	17,760	$49.90	8/28/2028	—	—	—	—
Jo Anne Schwendinger					—	—	12,576	$459,779
					10,112	$369,695	—	—
	8,640	8,640	$35.50	3/6/2027	—	—	—	—
	—	11,520	$49.90	8/28/2028	—	—	—	—

(1)

This column shows the number of shares underlying stock options that were outstanding as of June 30, 2019. Generally, awards granted in fiscal year 2017 and later vest over a four-year period, with 25% vesting occurring on each of the first, second, third, and fourth anniversaries of the grant date. Prior to 2017, awards granted vested over a five-year period with 20% vesting occurring on each of the first, second, third, fourth and fifth anniversaries of the grant.

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(2)

This column shows the number of restricted shares or RSUs outstanding as of June 30, 2019, and includes PSUs with a performance period ending on June 30, 2019, which are included in the column after adjustment for performance results. These awards are subject to our standard vesting schedule and will vest as set forth in the following table:

Name	Shares Vesting in August 2019	Shares Vesting in March 2020	Shares Vesting in August 2020	Shares Vesting in August 2021	Total Unvested Shares
Vincent D. Mattera, Jr.	253,976	—	15,240	7,224	276,440
Mary Jane Raymond	38,776	—	4,672	2,288	45,736
Gary A. Kapusta	34,385	—	4,632	2,504	41,521
Giovanni Barbarossa	38,360	—	4,320	2,368	45,048
Jo Anne Schwendinger	3,136	2,304	3,136	1,536	10,112

(3)	These values are based on the closing market price of the Company’s Common Stock on June 28, 2019, of $36.56 per share.
(4)

This column shows the number of unvested PSUs outstanding as of June 30, 2019, and consists of shares underlying awards made for fiscal year 2017 and 2018 at target, except that the fiscal year 2017 awards earned based on rTSR are shown at maximum based on performance through the end of the last fiscal year. These awards will vest as set forth in the following table:

Name	2017 PSU Cash Flow Shares Vesting in June 2020	2017 PSU rTSR Shares Vesting in June 2020	2018 PSU Shares Vesting in June 2021	Total Unvested Shares
Vincent D. Mattera, Jr.	16,032	16,032	28,896	60,960
Mary Jane Raymond	4,764	4,764	9,144	18,672
Gary A. Kapusta	4,260	4,260	10,032	18,552
Giovanni Barbarossa	3,900	3,900	9,480	17,280
Jo Anne Schwendinger	3,204	3,204	6,168	12,576

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL YEAR 2019

The following table provides information related to (1) stock options exercised by our NEOs in fiscal year 2019, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and performance share awards in fiscal year 2019, and the value realized before payment of any applicable withholding tax or broker commissions.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
Vincent D. Mattera, Jr.	25,250	$596,510	59,718	$2,495,896
Mary Jane Raymond	—	—	27,958	1,154,862
Gary A. Kapusta	—	—	45,433	1,766,416
Giovanni Barbarossa	—	—	28,248	1,164,083
Jo Anne Schwendinger	—	—	3,904	165,776

(1)

The value realized upon exercise of these option awards represents the difference between the market price of the underlying stock at exercise and the exercise price of the option, multiplied by the number of shares underlying the options exercised.

(2)

Includes 21,600 shares, 11,390 shares and 11,760 shares acquired by Dr. Mattera, Ms. Raymond, and Dr. Barbarossa respectively, upon the vesting of the 2016 performance awards. Includes 20,630 shares, 10,880 shares and 11,240 shares acquired by Dr. Mattera, Ms. Raymond and Dr. Barbarossa respectively, upon the vesting of the November 2015 Restricted Share Awards. Includes 9,472 shares, 3,304 shares, 3,305 shares and 3,296 shares acquired by Dr. Mattera, Ms. Raymond, Mr. Kapusta and Dr. Barbarossa respectively, upon the vesting of the August 2016 Restricted Share Awards. Includes 8,016 shares, 2,384 shares, 2,128 shares, 1,952 shares, and 1,600 shares acquired by Dr. Mattera, Ms. Raymond, Mr. Kapusta, Dr. Barbarossa and Ms. Schwendinger respectively, upon the vesting of the August 2017 Restricted Share Awards. Includes 40,000 shares acquired by Mr. Kapusta upon the vesting of the February 2016 Restricted Share Awards he received as part of his employment with the Company. Includes 2,304 shares acquired by Ms. Schwendinger upon the vesting of the March 2017 Restricted Share Awards she received as part of her employment with the Company.

(3)

The amount in this column equals the gross number of shares or units that vested, multiplied by the closing price of our Common Stock on the applicable vesting date, and includes any amounts that were withheld for taxes.

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NONQUALIFIED DEFERRED COMPENSATION FISCAL YEAR 2019

This table provides information regarding executive contributions to, and aggregate earnings under, the Deferred Compensation Plan for our NEOs as of and for the fiscal year ended 2019.

Name	Executive Contributions FY2019 ($)(3)	Registrant Contributions FY2019(1)	Aggregate Earnings (Loss) in FY2019 ($)(2)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at June 30, 2019 ($)
Vincent D. Mattera, Jr.	$—	$100,000	$106,081	$—	$1,928,565
Mary Jane Raymond	—	—	—	—	—
Gary A. Kapusta	—	—	—	—	—
Giovanni Barbarossa	—	—	—	—	—
Jo Anne Schwendinger	—	—	—	—	—
(1)	As Chief Executive Officer, Dr. Mattera receives an annual Company contribution in the amount of $100,000 to his account under the Company’s Deferred Compensation Plan.
(2)

Aggregate earnings include all changes in value based on performance of deemed investments elected by the NEO under the Deferred Compensation Plan. The Deferred Compensation Plan is administered by a third party and provides for deemed investment options similar to the investment options available under the Profit Sharing Plan, with the exception that amounts under the Deferred Compensation Plan may be invested in the Company’s Common Stock. Amounts that are deferred into the Company’s Common Stock must remain invested in the Company’s Common Stock and must be paid out in shares of Company’s Common Stock upon a qualifying distribution event.

(3)

All amounts shown in this column were reported in the Summary Compensation Table for previous fiscal years, other than earnings and other than the difference between the actual value of performance share awards at payout and the fair value of performance share awards as reported for the year in which such awards were granted.

The Deferred Compensation Plan was established to provide retirement savings benefits for NEOs and certain other employees beyond what is available through the II-VI Incorporated Employees’ Profit Sharing Plan, which is subject to IRS limitations on annual contributions and compensation. Under the Deferred Compensation Plan, as it is currently implemented by the Company, eligible participants can elect to defer up to 100% of certain performance-based cash incentive compensation and certain equity awards into an account that will be credited with earnings at the same rate as one or more deemed investments chosen by the participant. The Company may make matching contributions and other Company contributions to the Deferred Compensation Plan, but did not make any such contributions in fiscal year 2019. A participant’s right to receive benefits under the Deferred Compensation Plan is an unfunded, unsecured right, no greater than the claim of a general creditor of the Company. Any assets that the Company sets aside to pay benefits under the Deferred Compensation Plan are the property of the Company and subject to claims of the Company’s creditors in case of the Company’s insolvency. Participants are eligible to receive distributions from the Deferred Compensation Plan upon a separation from service (as defined in the Deferred Compensation Plan) and may also receive in-service distributions in certain scenarios, and may elect to receive payments in a lump sum or in annual installments over a specified term of years.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock subject to our equity compensation plans that were in effect as of June 30, 2019.

As of June 30, 2019	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (Excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,350,671	(1)	$23.47	(2)	3,581,548
Equity compensation plans not approved by security holders	—		—		—
Total	4,350,671		$23.47		3,581,848
(1)

Represents outstanding awards pursuant to the 2018 Omnibus Incentive Plan and includes both vested and unvested options, as well as 413,651 outstanding share-settled PSUs at target level of performance and 175,737 share-settled RSUs. Amount does not include 183,429 shares underlying the restricted stock awards.

(2)	Does not take into account outstanding share-settled PSUs or RSUs.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND EMPLOYMENT TERMINATION

EQUITY AWARDS

Treatment of equity awards upon a change in control of the Company depends on when the awards were granted and whether the awards are assumed or replaced by the buyer in the transaction. Awards vest upon closing of the transaction if the awards were granted before fiscal year 2017 or, for awards granted beginning with fiscal year 2017, if the awards are not assumed or replaced by the buyer. For awards granted beginning with fiscal 2017, if the awards are assumed or replaced by the buyer, they do not vest upon closing of the transaction, but will vest if employment is terminated by the buyer without cause or by the executive with good reason within two years after the closing. Vesting upon the occurrence of the two events, a change of control, and termination as describe above, are often referred to as “double trigger” vesting.

Stock options accelerate and vest in their entirety in the event of death or disability, and continue to vest as set forth in the applicable award upon retirement, as defined in the agreement. Performance share awards are prorated in the event of death, disability or retirement, based on the months employed during the performance period, and remain subject to actual performance results. Restricted stock awards accelerate and vest in their entirety in the event of death, disability or (for awards granted before fiscal year 2017) retirement from the Company, provided that an on-going consulting agreement and/or Board member relationship does not exist. If an on-going consulting agreement and/or Board member relationship does exist, the restricted stock award continues to vest as set forth in the applicable award. Certain performance awards for some NEOs also provide pro rata vesting, subject to actual performance, if the NEO is terminated by the Company without cause or the NEO terminates for good reason during the performance period. In all other circumstances, the awards terminate upon termination of service. Eligibility for retirement for this purpose is determined under the Company’s Global Retirement Policy, and generally means for the NEO’s attaining at least age 65 with five years of service. As of June 30, 2019, none of the NEOs were eligible for retirement under this definition.

The following table sets forth for each of the NEOs the dollar amount that such NEO would have been entitled to receive as a result of the acceleration of vesting of unvested stock options, performance shares and restricted stock caused by (i) a change in control of the Company (and a subsequent termination without

41

cause or with good reason, if applicable), (ii) the death or disability of the NEO, (iii) retirement of the NEO, or (iv) for some NEOs, termination by the Company without “Cause” or by the NEO for “good reason” (as those terms are defined in the NEO’s employment agreement described below), in each case assuming the triggering event occurred on June 30, 2019. The values shown are calculated based on the closing price of the Company’s Common Stock on June 28, 2019 of $36.56 per share, and, for stock options, are calculated based on the difference between the exercise price of the unvested options and $36.56. These benefits are in addition to benefits available generally to salaried employees, such as accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of an event and the Company’s stock price, actual amounts paid or distributed may be different.

Named Executive Officer	Acceleration of Equity Awards Upon Change in Control ($)	Acceleration of Equity Awards Upon Death or Disability ($)	Acceleration of Equity Awards Upon Retirement ($)	Acceleration of Equity Awards Upon Termination Without Cause or With Good Reason ($)
Vincent D. Mattera, Jr.	5,166,177	4,071,171	—	1,133,691
Mary Jane Raymond	1,658,098	1,319,119	—	343,669
Gary A. Kapusta	1,622,218	1,273,856	—	329,899
Giovanni Barbarossa	1,725,771	1,399,636	—	305,621
Jo Anne Schwendinger	843,211	615,012	—	231,580

EMPLOYMENT AGREEMENTS – NEOs

The following is an overview of the employment agreements the Company has entered into with its NEOs, as in effect on June 30, 2019, along with common definitions and terms applicable to all the employment agreements noted below.

NEO	Employment Agreement Date
Vincent D. Mattera, Jr.	August 1, 2016
Mary Jane Raymond	March 20, 2014
Gary A. Kapusta	February 1, 2016
Giovanni Barbarossa	October 3, 2012
Jo Anne Schwendinger	March 6, 2017

SOME DEFINITIONS AND TERMS USED IN OUR NEO EMPLOYMENT AGREEMENTS

The NEO employment agreements use definitions for “cause,” “change in control” and “good reason,” substantially as follows:

•

“Cause” means a determination by our Board, in the exercise of its reasonable judgment, that any of the following has occurred: (i) the willful and continued failure by the NEO to perform his or her duties and responsibilities under the agreement (after notice and a 30-day cure period); (ii) the willful engaging by the NEO in any act which is materially damaging to us; (iii) the conviction of an NEO of, or a plea of “guilty” or “no contest” to, a felony or a criminal offense involving fraud, dishonesty or other moral turpitude; (iv) any material breach by an NEO of the terms of the agreement, or any other written agreement between the NEO and the Company relating to proprietary information, confidentiality, non-competition or non-solicitation; or (v) the engaging by the NEO in any intentional act of dishonesty resulting, or intended to result, directly or indirectly, in personal gain to the NEO at the Company’s expense.

•	“Change in Control” means (i) the Company is merged or consolidated with another entity and following such transaction (A) the persons who were our shareholders immediately prior to such a

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transaction have less than a majority of the voting power over the Company or the entity owning or controlling the Company, or (B) individuals who comprise our Board immediately prior to such transactions cease to be at least a majority of the Board, or of an entity controlling the Company; or (ii) a majority of our assets are sold or otherwise transferred to another corporation not controlled by or under common control with us, or to a partnership, firm, entity or individuals not so controlled; or (iii) a majority of the members of our Board consists of persons who were not nominated for election by or on behalf of our Board, or with their concurrence; or (iv) a single person, or group of persons, obtains voting control over a majority of our outstanding shares; provided, however, that a change in control will not have occurred as a result of any transaction in which Dr. Carl Johnson, and/or his affiliates, including the II-VI Foundation, directly or indirectly, acquire more than a majority of our assets or stock or of an entity controlling us.

•

“Good Reason” means, without the NEO’s express written consent: (i) a material reduction of the NEO’s employment responsibilities; (ii) a material reduction by the Company of the NEO’s eligibility for total direct compensation; (iii) a material increase in the amount of the NEO’s business travel, which produces a constructive relocation of the NEO; (iv) a material reduction by the Company of the level of employee benefits provided to the NEO with the result that overall benefits to such NEO are significantly reduced; or (v) the relocation of the NEO to a facility or a location more than 50 miles from the Saxonburg, Pennsylvania facility.

EMPLOYMENT AGREEMENT – DR. MATTERA

Dr. Mattera’s employment agreement provides for an annual base salary to be determined by the Company, with the potential to earn cash bonuses and other bonuses in the judgment of the Company. The agreement also provides Dr. Mattera with other benefits which are routinely provided to the employees of the Company, including participation in our equity incentive plans.

If Dr. Mattera’s employment is terminated as a result of death or permanent disability, the Company will pay to him or his representatives his annual base salary through the last day of the fiscal year in which the date of death or disability occurs, and bonuses that would have been paid to him for the full year had he remained employed by the Company. Any such payments shall be made not later than the 15th day of the third month following the end of the Company’s fiscal year in which Dr. Mattera dies or becomes totally disabled. If Dr. Mattera terminates employment other than for Good Reason, he will receive his remaining fiscal year salary and bonuses earned during the fiscal year of termination.

If the Company terminates Dr. Mattera’s employment without Cause, or if Dr. Mattera terminates employment for Good Reason, except when such termination is coincident with, or within 18 months following, the occurrence of a Change in Control, after Dr. Mattera’s execution of a release, the Company will pay him severance of two times his Average Annual Income. Average Annual Income for such payment is the sum of his annual base pay and annual cash bonuses for the preceding three fiscal years, divided by three. The severance will be paid no later than 60 days after the date of termination (following the expiration of any applicable revocation periods set forth in the release). The Company also will pay the premiums for Dr. Mattera’s health insurance coverage for up to 18 months. If Dr. Mattera’s employment is terminated by the Company without Cause, or by him for Good Reason, and such termination is coincident with or within the 18 months following the occurrence of a Change in Control, after his execution of a release, the Company will pay to him severance in an amount equal to 2.99 multiplied by his Average Annual Income. Average Annual Income for this calculation is the sum of his annual base pay and annual cash incentive awards for the preceding five fiscal years, divided by five. The severance will be paid in a lump sum no later than 60 days after the date of termination. The Company will also pay the premiums for Dr. Mattera’s health insurance coverage for a period of up to 18 months, and, no later than 60 days after the date of termination, a lump sum cash payment of $40,000 in order to cover the cost of his post-termination benefit coverage, and expenses associated with his seeking another employment position.

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Dr. Mattera’s employment agreement does not provide any gross-up payments for excise taxes. Instead, the agreement requires payments to be scaled back to an amount that would not trigger the excise taxes, if such reduction would result in Dr. Mattera retaining a larger amount on an after-tax basis.

Dr. Mattera is subject to undertakings, including restrictions on the assignment of inventions, confidentiality, and one-year non-solicitation and non-competition covenants, which survive the termination of his employment. If he engages in activities that violate any of these undertakings, he will have no right to unpaid severance benefits.

The following table summarizes the estimated severance payments that Dr. Mattera would have been entitled to receive assuming that a termination of his employment had occurred as of June 30, 2019, under any of the circumstances described below.

Payments	Termination For Death or Disability or for Good Reason (No Change in Control)	Termination With Cause	Termination Without Cause or for Good Reason (No Change in Control)	Termination Without Cause or for Good Reason (After Change in Control)
Cash Severance	$—	$—	$3,911,794	$4,988,947
Health Benefits	—	—	22,035	22,035
Post-termination Benefits	—	—	—	40,000

	$—	$—	$3,933,829	$5,050,982

EMPLOYMENT AGREEMENTS – MS. RAYMOND, MR. KAPUSTA, DR. BARBAROSSA, MS. SCHWENDINGER

As of June 30, 2019, the Company has entered into employment agreements with Ms. Raymond, Mr. Kapusta, Dr. Barbarossa, and Ms. Schwendinger, which provide for an annual base salary and the potential to earn cash bonuses and other bonuses in the judgment of the Company. The agreements also provide each of these NEOs with other benefits that are routinely provided to the employees of the Company, including participation in our equity incentive plans and bonus plans.

If the employment of any of these NEOs is terminated by the Company without Cause, except when such termination is coincident with or within an 18 month period following the occurrence of a Change in Control, after such NEO’s execution of a release, the Company will pay to the NEO severance of up to nine times the monthly salary which the NEO is receiving at the time of separation. The actual amount of severance payable depends on his or her term of service with the Company at the time of termination. The severance will be paid no later than 60 days after the date of termination. The Company also will pay the premiums for such NEO’s health insurance coverage for a period of up to nine months.

If the employment of an NEO is terminated by the Company without Cause, or by him or her with Good Reason, and such termination is coincident with or within the 18 month period following the occurrence of a Change in Control, after execution of a release, the Company will pay to him or her severance in an amount equal to one-half of his or her Average Annual Base Salary multiplied by the number of years of service he or she has with the Company as of the date of termination, up to four (i.e., for a maximum severance equal to two years’ of Average Annual Base Salary). Average Annual Cash Compensation for this calculation is his or her annual base pay for the preceding five fiscal years (or fiscal years employed if less than five years), divided by the lesser of years of service or five years. The severance will be paid in a lump sum, no later than 60 days after the date of termination. The Company will pay the premiums for such NEO’s health insurance coverage for a period of up to 18 months and shall also pay, no later than 60 days after the date of termination, a lump sum cash payment of $10,000 in order to cover expenses associated with seeking another employment position.

Payments received in connection with a Change in Control can potentially trigger excise taxes for an NEO under Sections 280G and 4999 of the Code. The employment agreements for the NEOs do not provide any

44

gross-up payments for any such excise taxes. Instead, the agreements require payments to be scaled back to an amount that would not trigger the excise taxes, if such reduction would result in the NEO retaining a larger amount on an after-tax basis

Each NEO is subject to undertakings including restrictions on the assignment of inventions, confidentiality, and one-year non-solicitation and non-competition covenants (other than Ms. Schwendinger), which survive the termination of employment. If he or she engages in activities that violate any of these covenants, he or she will have no right to any unpaid severance benefits.

The following tables summarize the estimated severance payments that the Company’s NEO’s would have been entitled to receive assuming that a termination of their employment occurred as of June 30, 2019, under any of the circumstances described below.

MARY JANE RAYMOND

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$199,650	$745,800
Health Benefits	—	—	2,678	8,034
Post-termination benefits	—	—	—	1,000

	$—	$—	$202,328	$745,834

GARY A. KAPUSTA

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$110,000	$618,425
Health Benefits	—	—	2,819	25,367
Post-termination benefits	—	—	—	1,000

	$—	$—	$112,819	$644,792

GIOVANNI BARBAROSSA

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$187,500	$766,000
Health Benefits(1)	—	—	—	—
Post-termination benefits	—	—	—	1,000

	$—	$—	$187,500	$767,000
(1)	Dr. Barbarossa and Ms. Schwendinger did not participate in the Company’s health benefits programs as of June 30, 2019.

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JO ANNE SCHWENDINGER

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$55,500	$317,750
Health Benefits(1)	—	—	—	—
Post-termination benefits	—	—	—	1,000

	$—	$—	$55,500	$318,750

CEO PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Mattera, our CEO.

For fiscal year 2019, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (other than our CEO) was $12,218; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement (adjusted as noted below), was $10,694,481.

Based on this information, for fiscal year 2019 the ratio of the annual total compensation of Dr. Mattera to the median of the annual total compensation of all our employees was 875 to 1.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.

We determined that, as of June 30, 2019, our employee population consisted of approximately 12,487 individuals, other than the CEO. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date.

2.

To identify the “median employee” from our employee population, we used base salary, overtime, shift premiums, holidays, bonuses, paid leaves and other allowances as the “gross wages” for the identified employees as reflected in our payroll records for the period beginning July 1, 2018, and ending June 30, 2019. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.

3.

For the annual total compensation of our median employee, we then identified and calculated the elements of that employee’s compensation for fiscal year 2019 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $12,218.

4.	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our fiscal year 2019 Summary Compensation Table included in this proxy statement.

5.	For currency conversion the prevailing rates as of June 30, 2019, were utilized to reflect all gross wages in U.S. dollars.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

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PROPOSAL 2—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPANY’S 2019 NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs for fiscal year 2019, as disclosed in this Proxy Statement. This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our NEOs in fiscal year 2019, as disclosed in this Proxy Statement. At the Company’s 2017 Annual Meeting of Shareholders, shareholders voted to hold an annual advisory vote to approve executive compensation.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, we believe that our executive compensation program is designed to support the Company’s long-term success by achieving the following objectives:

-	Tying executive pay to Company and individual performance
-	Supporting our annual and long-term business strategies
-	Attracting and retaining talented senior executives
-	Mitigating risk
-	Aligning executives’ interests with those of our shareholders

We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table, and the related compensation tables and narratives of this Proxy Statement. This information provides detailed information regarding our executive compensation program, policies and processes, as well as the compensation paid to our NEOs. As has been our practice, the Company will continue to respond to investor questions during meetings occurring throughout the year.

The Board requests that shareholders vote to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of II-VI Incorporated (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described and disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders.

Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Compensation Committee will take the outcome of the vote into account when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RESOLUTION APPROVING, ON A NON-BINDING ADVISORY BASIS, THE COMPANY’S 2019 NAMED

EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

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REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2019, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC. Likewise, it shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of Audit Committee

Each member of the Audit Committee is an “Independent Director” as defined under Nasdaq rules. The Audit Committee operates under a written charter adopted by the Board.

Review with Management

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management. It also considers the audit reports prepared by the Independent Accountants about the Company’s annual report, and related matters like the quality of the Company’s accounting principles; alternative methods of accounting under Generally Accepted Accounting Principles, and the Independent Accountant’s preferences in this regard; the Company’s critical accounting policies; and the clarity and completeness of the Company’s financial and other disclosures.

The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report, and the report of the Independent Accountants on internal control over financial reporting. Throughout the fiscal year ended June 30, 2019, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies, and the remediation of the deficiencies.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) relating to communication with audit committees.

The Audit Committee has also received written disclosures and the letter from EY required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with EY their independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

Audit Committee1

Joseph J. Corasanti, Chair

Enrico Digirolamo

Shaker Sadasivam

[1]	Mr. Stephens signature is not included as he joined the Audit Committee after the close of the 2019 fiscal year.

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PROPOSAL 3—RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EY has served as the Company’s independent registered public accountants since fiscal year 2008. For fiscal year 2019, EY rendered professional services in connection with the audit of our financial statements, including review of quarterly reports and other filings with the SEC. EY is knowledgeable about our operations and accounting practices, and well qualified to act as our independent registered public accounting firm for fiscal year 2020, and the Audit Committee has selected it as such.

The Company incurred the following fees and expenses for services performed by its Independent Registered Public Accounting Firm during fiscal years 2019 and 2018:

	2019	2018
Audit Fees(1)	$2,725,000	$2,312,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,725,000	$2,312,500
(1)

Includes fees and expenses associated with the annual audit, including the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and audit fees for the Company’s statutory audit requirements.

-

The Audit Committee pre-approves the retention of the Independent Accountants, and its fees for all audit and non-audit services, and determines whether the provision of non-audit services is compatible with maintaining its independence.

-	A representative of EY is expected to be present at the Annual Meeting to respond to questions, and will have the opportunity to make a statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION

OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

OTHER INFORMATION

The Company will pay the expense of the printing, assembling and mailing to the holders of the Company’s Common Stock the notice of meeting, this Proxy Statement and the accompanying form of proxy. In addition to proxy solicitation by mail, proxies may be solicited by directors, officers or employees of the Company personally, via the internet or by telephone. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.

SHAREHOLDER PROPOSALS

Proposals by shareholders intended for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of the Company expected to be held in November 2020 must be delivered to the

49

Secretary of II-VI Incorporated at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, by June 5, 2020. Rules under the Securities Exchange Act of 1934, as amended, describe the standards as to the submission of shareholder proposals. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals by shareholders that are not intended to be included in the Company’s proxy materials for the 2020 Annual Meeting, but are intended to be presented by the shareholder from the floor, if notice of the intent to make such proposal is received by the Secretary at the above address no later than the close of business on June 5, 2020, and no earlier than the close of business on May 6, 2020 (with respect to Board nominees), and no later than the close of business on July 15, 2020, and no earlier than the close of business on June 15, 2020 (with respect to proposals for other business). Otherwise, such proposals will be considered untimely. Any such notice of intent by a shareholder must also comply with the requirements contained in the Company’s Amended and Restated Bylaws.

HOUSEHOLDING

The term “householding,” means that we will deliver only one copy of our annual report and proxy statement to shareholders of record who share the same address and last name unless we have received contrary instructions from you. This procedure reduces our printing costs and mailing costs and fees. Upon written or oral request, we will promptly deliver a separate annual report and proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered.

If you would like to receive a separate copy of the annual report for proxy statement for this meeting or opt out of householding, or if you are a shareholder eligible for householding and would like to participate in householding, please send a request addressed to Jo Anne Schwendinger, Chief Legal and Compliance Officer and Secretary of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or by calling +1(724)352-4455. Many brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

RELATED PARTY TRANSACTIONS

Walter R. Bashaw II, our President, previously was the Managing Shareholder and a Director of the law firm of Sherrard, German & Kelly, P.C. (“SGK”) in Pittsburgh, Pennsylvania, until October 2018 and has been Of Counsel at SGK since October 2018. In addition, the husband of Jo Anne Schwendinger, our Chief Legal and Compliance Officer and Secretary, is a Shareholder and Director of SGK. SGK has provided legal services to the Company for over 40 years. In the fiscal year ended June 30, 2019, SGK performed legal services for the Company for which it was paid approximately $1.4 million in the aggregate. Neither Mr. Bashaw, in his capacity as Of Counsel to SGK, nor Ms. Schwendinger’s husband, work on any matters involving the Company, and neither Mr. Bashaw nor Ms. Schwendinger’s husband share in any revenues, or have any other direct financial benefit, from the work SGK performs for the Company. We expect SGK to continue to perform legal services that we request during the fiscal year ending June 30, 2020.

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

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ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE

COMMISSION

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2019, as filed with the SEC, is being furnished with this Proxy Statement. A shareholder may obtain additional copies of the Annual Report on Form 10-K without charge, and a copy of any exhibits upon payment of a reasonable charge limited to the Company’s costs of providing the exhibits, by writing to Jo Anne Schwendinger, Chief Legal and Compliance Officer and Secretary of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, or by calling +1(724)352-4455. As noted previously, this Proxy Statement and the Annual Report to Shareholders have been posted on the Internet at www.proxyvote.com.

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II-VI INCORPORATED 375 SAXONBURG BOULEVARD SAXONBURG, PA 16056-9499

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IIVI2019

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E83939-P28537	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

II-VI INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NUMBERED 1. a., b., c., 2 AND 3.

1.	Election of three Class Two Directors nominated by the Board of Directors for a three-year term to expire at the annual meeting of shareholders in 2022.	For	Against	Abstain
Nominees:
	1a. Francis J. Kramer	☐	☐	☐
	1b. Shaker Sadasivam	☐	☐	☐
	1c. Enrico Digirolamo	☐	☐	☐
						For	Against	Abstain
2.	Non-binding advisory vote to approve the compensation of the Company’s named executive officers for fiscal year 2019.					☐	☐	☐
3.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.					☐	☐	☐
NOTE:	Such other business as may properly come before the meeting or any adjournment thereof.
					Mark the box to the right if you plan to attend the Annual Meeting.	☐	☐
						Yes	No
PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.
Important: Shareholders sign here exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on November 12, 2019: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Please date, sign and mail your Proxy card back as soon as possible!

E83940-P28537

P
R
O
X
Y
II-VI INCORPORATED Annual Meeting of Shareholders
November 12, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Vincent D. Mattera, Jr. and Marc Y. E. Pelaez or either of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all of the shares of Common Stock held of record at the close of business on September 10, 2019 by the undersigned at the annual meeting of shareholders of II-VI Incorporated to be held online at www.virtualshareholdermeeting.com/IIVI2019, and at Fiddler’s Elbow Country Club, 811 Rattlesnake Bridge Road, Bedminster, NJ 07921, on November 12, 2019 at 3:00 p.m. local time, and at any adjournment thereof.

This proxy will be voted by the proxies as directed, or if no direction is indicated herein, the proxies shall vote in the election of the three Class Two Directors (Proposal Number 1) FOR ALL the nominees listed and FOR Proposals Numbers 2 and 3.

(PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY)